Exhibit 4.1

APPENDIX B

WELLS MID-HORIZON VALUE-ADDED FUND I, LLC

OPERATING AGREEMENT

AMONG

WELLS MANAGEMENT COMPANY, INC.

WELLS INVESTMENT MANAGEMENT COMPANY, LLC

AND

THE SEVERAL INVESTOR MEMBERS AS REFLECTED ON EXHIBIT A

FROM TIME TO TIME

September 1, 2005

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WELLS MID-HORIZON VALUE-ADDED FUND I, LLC

OPERATING AGREEMENT

This OPERATING AGREEMENT (this “Agreement”) is entered into and shall be effective as of the 1st day of September, 2005, by and among Wells Management Company, a Georgia corporation (the “Sponsoring Member”), all Persons who may hereafter be admitted as Members of Wells Mid-Horizon Value-Added Fund I, LLC (the “Fund”) pursuant to the provisions of the Act and this Agreement, and Wells Investment Management Company, LLC, a Georgia limited liability company who will be engaged to serve as manager of the Fund (the “Manager”), on the following terms and conditions:

ARTICLE 1.

DEFINITIONS AND PRINCIPLES OF CONSTRUCTION

1.1.    Definitions.    Capitalized words and phrases used in this Agreement have the following meanings:

“Act” means the Georgia Limited Liability Company Act, O.C.G.A. § 14-11-100, et seq., as amended from time to time (or any successor statute).

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Allocation Period, after giving effect to the following adjustments:

(i)   Credit to such Capital Account any amounts which such Member is deemed to be obligated to restore pursuant to the penultimate sentences in Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

(ii)  Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person: (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any officer, director, general partner, manager (in the case of a limited liability company) or trustee of such Person or (iii) any Person who is an officer, director, general partner, manager (in the case of a limited liability company) or trustee of any Person described in clauses (i) or (ii) of this sentence.

“Agreement” means this Operating Agreement of the Fund, as amended from time to time, which Agreement shall constitute the “limited liability company agreement” of the Fund under the Act.

“Allocation Period” means (i) the period commencing on September 1, 2005 and ending on December 31, 2005, (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31 or (iii) any portion of the period described in clauses (i) or (ii) for which the Fund is required to allocate Profits, Losses and other items of Fund income, gain, loss or deduction pursuant to Section 5.

“APY” (Annual Percentage Yield) means the effective annual rate of return taking into account the effect of the Fund’s compounding of such return on a quarterly basis. The Fund shall calculate the APY by using the following formula:

(1 + Periodic Rate)X – 1

The X in the foregoing formula represents the number of compounding periods per annum. The Members acknowledge that, unless the Manager determines that another compounding period is appropriate, the Fund will use four compounding periods per year.

“Articles” means the articles of organization filed with the Secretary of State of the State of Georgia pursuant to the Act to form the Fund, as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.

“Business Day” means a day of the year other than a Saturday, Sunday or other day on which banks are required or authorized by law to close in Atlanta, Georgia.

“Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

(i)    To each Member’s Capital Account there shall be credited (A) such Member’s Capital Contributions, (B) such Member’s distributive share of Profits and any items in the nature of income or gain that are specially allocated pursuant to Section 5.2 or Section 5.3, and (C) with respect to any Fund Assets distributed to such Member, the amount of any Fund liabilities assumed by such Member or secured by such Fund Assets.

(ii)   From each Member’s Capital Account there shall be debited (A) the amount of money and the Gross Asset Value of any Fund Assets distributed to such Member pursuant to any provision of this Agreement, (B) such Member’s distributive share of Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Section 5.2 or Section 5.3, and (C) with respect to any Fund Assets contributed by such Member, the amount of any liabilities of such Member assumed by the Fund or secured by such Fund Assets.

(iii)  If Shares are transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Shares.

(iv)  In determining the amount of any liability for purposes of clauses (i) and (ii) above there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. If the Manager shall determine that it is prudent to modify or adjust the manner in which the Capital Accounts, or any debits or credits thereto (including debits or credits relating to liabilities that are secured by, contributed or distributed property or that are assumed by the Fund or any Members), are computed in order to comply with such Regulations, the Manager may make such modification or adjustment. The Manager also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of Members and the amount of capital reflected on the Fund’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications if unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

“Capital Contributions” means, with respect to any Member or Members, the amount of money contributed to the Fund as capital, whether as payment on account of the Shares held by such Member or Members or otherwise, in each case as set forth opposite such Member’s name on Exhibit A as updated from time to time.

“Capital Proceeds” means the (i) Net Proceeds from a sale or other disposition of a Real Estate Asset; (ii) Net Proceeds resulting from payments to the Fund because of the loss of a Real Estate Asset in a catastrophe, an eminent domain condemnation proceeding or a similar event; and (iii) Net Proceeds from the sale or other dispositions of Fund Assets (other than Real Estate Assets) as part of a liquidating disposition of the Fund.

“Certificate of Termination” means a certificate filed in accordance with Section 14-11-610 of the Act.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, or any successor statute and the Regulations.

“Cumulative Return” shall mean for each Investor Member a cumulative 10% APY return as calculated on a $1,000 base amount per Share.

“Debt” means (i) any indebtedness for borrowed money or the deferred purchase price of property as evidenced by a note, bond, or other instrument; (ii) any obligation as lessee under a capital lease; (iii) any reimbursement obligation in respect of any letter of credit, bond or similar instrument; (iv) obligations secured by any mortgage, pledge, security interest, encumbrance, lien or charge of any kind existing on any Real Estate Asset owned or held by the Fund whether or not the Fund has assumed or become liable for the obligations secured thereby; (v) any obligation under any interest rate swap agreement; (vi) accounts payable and (vii) obligations under a direct or indirect guarantee of (including obligations (contingent or otherwise) to assure a creditor against loss in respect of) indebtedness or obligations of the kinds referred to in clauses (i) through (vii) above; provided, however, that Debt shall not include obligations in respect of any accounts payable that are incurred in the ordinary course of the Fund’s business and are not delinquent or are being contested in good faith by appropriate proceedings.

“Depreciation” means, for each Allocation Period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Allocation Period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Allocation Period bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Allocation Period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager.

“Disposition Fee” means an amount equal to twenty-five hundredths of a percent (.25%) of the gross proceeds generated from any disposition of a Real Estate Asset.

“Dissolution Event” has the meaning set forth in Section 12.1.

“Distributable Proceeds” means, for any period, the sum of Capital Proceeds for such period and the Operating Proceeds for such period.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Investor” means an investor whose assets are Plan Assets.

“Final Closing” means the final admission (subject to Section 11.4) of Members into the Fund pursuant to the acceptance by the Fund of effective Subscription Agreements for Shares in the Offering.

“Fiscal Year” of the Fund means the calendar year; provided, however, that the first Fiscal Year shall commence on the date upon which the Articles are filed and shall end on the December 31 following the date of such filing.

“Foundation Member” means a Member that is a “private foundation” as defined in Section 509 of the Code.

“Fund” means Wells Mid-Horizon Value-Added Fund I, LLC, a Georgia limited liability company formed pursuant to the Articles and subject to this Agreement.

“Fund Assets” means all property or assets acquired or otherwise owned by the Fund, whether real or personal, tangible or intangible, including Real Estate Assets.

“Fund Minimum Gain” has the same meaning as “partnership minimum gain” in Section 1.704-2(d) of the Regulations.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)  The Gross Asset Values of all Fund Assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined by the Manager as of the following times: (A) the acquisition of an additional interest in the Fund by any new or existing Member

(after the Final Closing) in exchange for more than a de minimis Capital Contribution, (B) the distribution by the Fund to a Member of more than a de minimis amount of Fund Assets as consideration for an interest in the Fund, and (C) the liquidation of the Fund within the meaning of Regulations Section 1.704-1 (b)(2)(ii)(g), provided that an adjustment described in clauses (A) and (B) of this paragraph shall be made only if the Manager reasonably determines that such adjustment is necessary to reflect the relative economic interests of Members in the Fund;

(ii)   The Gross Asset Value of any item of Fund Assets distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as determined by the Manager; and

(iii)  The Gross Asset Values of Fund Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and clause (vi) of the definition of “Profits” and “Losses”; provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (iii) to the extent that such adjustment would be duplicative of any adjustment made pursuant to clause (i) in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iii).

Notwithstanding anything in the foregoing to the contrary, the Fund shall not adjust the Gross Asset Value upon an admission of a Member prior to the Final Closing. Such Gross Asset Value shall be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses and subsequent adjustments to Members’ Capital Accounts.

“Indemnitee” means each of the Manager, the Sponsoring Member, members of the Investment Committee, and the Liquidator, if any, and their respective directors, managers, officers, shareholders, members, partners, trustees and employees, and any Person (including a Member) who is or was serving at the request or on behalf of the Fund as a manager, officer, employee or agent of the Fund or as a director, manager, officer, shareholder, member, partner, trustee, employee or agent of another Person if such service was related to the business of the Fund.

“Initial Closing” means the date the Fund first accepts effective Subscription Agreements from Persons pursuant to the Offering for an aggregate amount of not less than 10,000 Shares.

“Initial Investment Committee Members” shall have the meaning set forth in Section 7.3(a).

“Interim Investments” means investments in United States government securities of not more than twelve months’ maturity at the time of purchase, securities of United States governmental agencies of not more than twelve months’ maturity at the time of purchase, commercial paper having a rating of “A-1” or better with Standard & Poor’s Corporation or a rating of “P-1” or better with Moody’s Investors Service, Inc., money market funds which invest exclusively in such securities or commercial paper, and bankers’ acceptances and certificates of deposit having ratings of A-1 or P-1 or better (collectively, “Cash Equivalents”), pending investment or disbursement by the Fund in accordance with this Agreement or to provide a source from which to meet contingencies.

“Investment Committee” has the meaning set forth in Section 7.3(a).

“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time (or any successor statute).

“Investor Member” shall mean any holder of Shares who has been admitted as a “member” of the Fund in accordance with the provisions of this Agreement.

“Liquidating Distributions” shall have the meaning set forth in Section 6.3.

“Liquidation Period” has the meaning set forth in Section 12.6.

“Liquidator” means a Person appointed to oversee the liquidation of the Fund pursuant to Section 12.2.

“Losses” has the meaning set forth in the definition of “Profits” and “Losses” below.

“Manager” means Wells Investment Management Company, LLC, a Georgia limited liability company, in its capacity as the Manager of the Fund pursuant to its appointment as such by the Sponsoring Member in this Agreement, or any Person who succeeds Wells Investment Management Company, LLC, in such capacity pursuant to the terms of this Agreement.

“Member” means the Sponsoring Member and each Investor Member. Except as otherwise provided herein, each Member shall have the rights and obligations of a “member” as provided in the Act. A Member who has assigned all of its Shares and Rights to one or more assignees shall cease to be a Member, but no such assignee shall become a Member until admitted as a Substituted Member pursuant to Section 11.4.

“Member Closing Date” shall mean, with respect to each Investor Member, the date the Investor Member becomes a Member of the Fund pursuant to Section 4.2.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Section 1.704-2(b) (4) of the Regulations.

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Fund Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i) (3) of the Regulations.

“Member Nonrecourse Deductions”   has   the   same   meaning   as   the   term   “partner   nonrecourse   deductions”   in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

“Net Proceeds” means gross proceeds from the sale or other disposition of a Fund Asset less:

(i)    Payment, to the extent applicable, of all amounts required to be disbursed in connection with such disposition, which shall include in the case of any disposition of a Real Estate Asset, the Disposition Fee, and any related sales or other commissions payable to any person;

(ii)   Payment of all debts and obligations of the Fund then due related to such disposition, or required by any agreement to which the Fund is a party;

(iii)  Creation of reasonable cash reserves considered appropriate by the Manager to provide for payment of taxes, debt service, insurance, repairs, replacements or renewals and/or other costs, expenses and liabilities, contingent or otherwise, payment of which is not then due and for which other cash receipts are not expected by the Manager to be received prior to the time such payments are required to be made; and

(iv)  Payments of all other debts and obligations of the Fund then due, other than to any Member.

“New Members” has the meaning set forth in Section 4.2(b).

“Non-Member Transferee” has the meaning set forth in Section 11.3.

“Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(b) (1) of the Regulations.

“Nonrecourse Liability” has the meaning set forth in Section 1.704-2(b) (3) of the Regulations.

“Offering Period” means the offering, issuance and sale by the Fund of the Shares ending on the Final Closing.

“Offering Period Cumulative Return Balance” with respect to any Investor Member, as of any time and from time to time, shall be a sum that represents a cumulative, compounded return computed at a rate equal to 10% per annum which shall be computed as follows:

(i)  From the Member Closing Date until the earlier of (a) the date of the Final Closing or (b) a date on which the Fund makes an Offering Period Cumulative Return Distribution, the Offering Period Cumulative Return Balance shall be increased by an amount equal to a return on such Investor Member’s Par Value Balance, calculated from the Member Closing Date until the date for which the determination is being made at an APY equal to the Periodic Rate.

(ii)   If the Fund makes an Offering Period Cumulative Return Distribution or multiple Offering Period Cumulative Return Distributions prior to the date of the Final Closing, each Investor Member’s Offering Period Cumulative Return Balance shall be reduced by the amount of such Offering Period Cumulative Return Distribution. The Investor Member’s Offering Period Cumulative Return Balance shall subsequently be increased by an amount equal to a return on the sum of the Investor Member’s Par Value Balance plus the Offering Period Cumulative Return Balance as reduced pursuant to the preceding sentence, calculated from the date immediately after the Offering Period Cumulative Return Distribution is made through the earlier of (A) the date of the Final Closing or (B) a date on which the Fund makes a subsequent Offering Period Cumulative Return Distribution at an APY equal to the Periodic Rate.

(iii)  From the date immediately after the Final Closing until a date on which the Fund makes an Offering Period Cumulative Return Distribution, the Offering Period Cumulative Return Balance shall be increased by an amount equal to a return on such Investor Member’s Offering Period Cumulative Return Balance as of the date of the Final Closing, calculated from the date of the Final Closing until the date for which the determination is being made at an APY equal to the Periodic Rate.

(iv)  After the date of the Final Closing, if the Fund makes an Offering Period Cumulative Return Distribution or multiple Offering Period Cumulative Return Distributions, each Investor Member’s Offering Period Cumulative Return Balance shall be reduced by the amount of such Offering Period Cumulative Return Distribution. The Investor Member’s Offering Period Cumulative Return Balance shall subsequently be increased by an amount equal to a return on the Investor Member’s Offering Period Cumulative Return Balance as reduced pursuant to the preceding sentence, calculated from the date immediately after the Offering Period Cumulative Return Distribution is made until a date on which the Fund makes a subsequent Offering Period Cumulative Return Distribution, at an APY equal to the Periodic Rate.

“Offering Period Cumulative Return Distribution” shall have the meaning described in Section 6.2(a)(i).

“Operating Proceeds” means, for any period, all cash received in such period by the Fund (other than Capital Contributions, the proceeds of Fund Debt and Capital Proceeds), plus any cash that becomes available from reserves, after deducting therefrom the following items for such period:

(i)    The sum of all cash operating expenses of the Fund, as determined in accordance with sound accounting principles and procedures, including without limitation, interest on all Fund Debt;

(ii)   All amounts paid by the fund for capital expenditures that are not deductible on a current basis;

(iii)  All payments of principal on Fund Debt; and

(iv)  An amount the Manager shall reasonably determine to be a reasonable reserve for needs not otherwise provided for, including without limitation, expenses incurred that are not paid or presently payable, and working capital.

“Par Value” means a base amount per Share of $1,000.

“Par Value Balance” shall mean, for any Investor Member, the Par Value per share for each Share owned by the Member less any amounts distributed to such Member as a Par Value Distribution. In no event shall any Investor Member’s Par Value Balance be less than zero ($0).

“Par Value Distribution” has the meaning set forth in Section 6.2(d).

“Percentage Interest” means, with respect to any Member as of any date, the ratio (expressed as a percentage) of the number of Shares held by such Member on such date to the aggregate number of Shares held by all Members on such date.

“Periodic Rate” shall be equal to a rate, which compounded quarterly, will provide an APY equal to 10%.

“Person” means any individual, partnership (whether general or limited), joint venture, limited liability company, corporation, trust, estate, association, government, nominee or other entity.

“Plan Assets” means the assets of any entity that are subject to the fiduciary provisions of Title I of ERISA pursuant to any provision of ERISA, the Plan Asset Regulation, or any other regulation issued by the U.S. Department of Labor.

“Plan Asset Regulation” means U.S. Department of Labor regulation 29 C.F.R. § 2510.3-101, as amended and as interpreted by the U.S. Department of Labor from time to time.

“Pledge” means, as a noun, any voluntary or involuntary pledge, hypothecation, mortgage, lien, security interest or other encumbrance, and as a verb, voluntarily or involuntarily, to grant or suffer the creation of any of the foregoing.

“Post-Offering Period Cumulative Return Balance” with respect to any Investor Member, as of any time after the Final Closing and from time to time, shall be a sum that represents a cumulative, compounded return computed at a rate equal to 10% per annum which shall be computed as follows:

(i)    After the date of the Final Closing until a date on which the Fund makes a Post-Offering Period Cumulative Return Distribution, the Post-Offering Period Cumulative Return Balance shall be increased by an amount equal to a return on such Investor Member’s Par Value Balance, calculated from the date immediately after the Final Closing until the date for which the determination is being made at an APY equal to the Periodic Rate.

(ii)   If the Fund makes a Post-Offering Period Cumulative Return Distribution or multiple Post-Offering Period Cumulative Return Distributions, each Investor Member’s Post-Offering Period Cumulative Return Balance shall be reduced by the amount of such Post-Offering Period Cumulative Return Distribution. The Investor Member’s Post-Offering Period Cumulative Return Balance shall subsequently be increased by an amount equal to a return on the sum of the Investor Member’s Par Value Balance plus the Post-Offering Period Cumulative Return Balance as reduced pursuant to the preceding sentence, calculated from the date immediately after the Post-Offering Period Cumulative Return Distribution is made through the date on which the Fund makes a subsequent Post-Offering Period Cumulative Return Distribution at an APY equal to the Periodic Rate.

“Post-Offering Period Cumulative Return Distribution” shall have the meaning set forth in Section 6.2(a) (ii).

“Profits” and “Losses” mean, for each Allocation Period, an amount equal to the Fund’s taxable income or loss for such Allocation Period, determined in accordance with Code Section 703 (a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703 (a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(i)    Any income of the Fund that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(ii)   Any expenditures of the Fund described in Code Section 705(a)(2)(B) or treated as Code Section 705 (a) (2) (B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss;

(iii)  If the Gross Asset Value of any Fund Asset is adjusted pursuant to clauses (i) or (ii) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(iv)  Gain or loss resulting from any disposition of Fund Assets with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Fund Asset disposed of, notwithstanding that the adjusted tax basis of such Fund Asset differs from its Gross Asset Value;

(v)   In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Period, computed in accordance with the definition of Depreciation;

(vi)  To the extent an adjustment to the adjusted tax basis of any Fund Asset pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704- (b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Fund, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(vii)  Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 5.2 or Section 5.3 shall not be taken into account in computing Profits or Losses.

The amounts of the items of Fund income, gain, loss or deduction available to be specially allocated pursuant to Sections 5.2 and 5.3 shall be determined by applying rules analogous to those set forth in clauses (i) through (vi) above.

“Properties” means, in general, all interests in parcels or related groups of parcels (and “Property” means any or each interest individually, as the context requires) of improved and unimproved, office, industrial, retail, hotel, multifamily residential or single-family residential real property, whether held in fee simple, absolute, leasehold, co tenancy or otherwise.

“Real Estate Assets” means, in general, all interests (and “Real Estate Asset” means any or each interest individually, as the context requires) of the Fund (i) in or relating to real property of whatever nature and personal property, both tangible and intangible, relating thereto, including (A) Properties, (B) Undeveloped Properties, and (C) Real Estate Mortgages, and (ii) in partnerships, limited liability companies, corporations, real estate investment trusts, operating companies and other entities having direct or indirect interests in any such class or classes of assets described in clause (i) above.

“Real Estate Mortgages” means any and all of the following: promissory notes or other evidences of senior or subordinated indebtedness secured primarily by mortgages, deeds of trust, deeds to secure debt or other similar pledges, assignments or collateral interests in Properties or similar real estate-related investments that may have both debt and equity features, including convertible or equity participation mortgage loans.

“Regulations” means the regulations, including temporary regulations, promulgated under the Code, as such regulations are amended from time to time.

“Regulatory Allocations” has the meaning set forth in Section 5.3.

“Rights” has the meaning set forth in Section 11.1.

“Securities Act” means the Securities Act of 1933, as amended.

“Share” means a limited liability company interest in the Fund representing a fractional part of the aggregate limited liability company interests in the Fund, including the right to a distributive share of the capital, profits and losses of the Fund, and the right to receive distributions from the Fund.

“Sponsoring Member” means Wells Management Company, in its capacity as a Member of the Fund, and any successor thereof in accordance with the provisions of this Agreement.

“Sponsoring Member Capital Contribution” means the amount of Capital Contribution made by the Sponsoring Member as set forth on Exhibit A hereto, which amount shall be equal to the amount of cash actually paid to the Fund and which is contemplated to be an aggregate of $1,000,000.

“Sponsoring Member Cumulative Return Balance” with respect to the Sponsoring Member, as of any time and from time to time, shall be a sum that represents a cumulative, compounded return computed at a rate equal to 10% per annum which shall be computed as follows:

(i)    From the Initial Closing Date until a date on which the Fund makes a Sponsoring Member Cumulative Return Distribution, the Sponsoring Member Cumulative Return Balance shall be increased by an amount equal to a return on the Sponsoring Member’s Capital Contribution, calculated from the Initial Closing Date until the date for which the determination is being made at an APY equal to the Periodic Rate.

(ii)   If the Fund makes a Sponsoring Member Cumulative Return Distribution or multiple Sponsoring Member Cumulative Return Distributions, the Sponsoring Member’s Cumulative Return Balance shall be reduced by the amount of such Sponsoring Member Cumulative Return Distribution. The Sponsoring Member’s Cumulative Return Balance shall subsequently be increased by an amount equal to a return on the sum of Sponsoring Member’s unreturned Capital Contribution plus the Sponsoring Member Cumulative Return Balance as reduced pursuant to the preceding sentence, calculated from the date immediately after the Sponsoring Member Cumulative Return Distribution is made through the date on which the Fund makes a subsequent Sponsoring Member Cumulative Return Distribution at an APY equal to the Periodic Rate.

“Sponsoring Member’s Cumulative Return Distribution” shall have the meaning set forth in Section 6.2(a) (iii).

“Subscription Agreement” means a written agreement, in form and substance satisfactory to the Manager, pursuant to which a Person has agreed (subject to acceptance by the Fund) to purchase Shares and become a Member of the Fund.

“Substituted Member” means a Person admitted to the Fund as a Member pursuant to Section 11.4.

“Tax Matters Partner” has the meaning set forth in Section 9.3(a).

“Transfer” means, as a noun, any voluntary or involuntary transfer, sale or other disposition (including any transfer, sale or disposition by operation of law) and, as a verb, voluntarily or involuntarily to do or suffer the doing of any of the foregoing.

“Undeveloped Properties” means, in general, all interests (and “Undeveloped Property” means any or each interest individually, as the context requires) of substantially or entirely undeveloped Property (in each case on substantially entitled land).

“Valuation Opinion” has the meaning set forth in Section 5.7(c).

1.2.    Principles of Construction.    The meanings set forth for defined terms in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined and the masculine, feminine or neuter gender shall include all genders. All references in this Agreement to clauses, sections, schedules and exhibits are to clauses, sections, schedules and exhibits in or to this Agreement unless otherwise specified herein. When used in this Agreement, (i) the words “hereof,” “herein” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and (ii) the word “including” shall mean “including, without limitation.” A reference to an agreement, instrument or document shall, unless otherwise specified, include such agreement, instrument or document as the same may be amended, modified or supplemented from time to time in accordance with its terms.

ARTICLE 2.

FORMATION, PURPOSE AND OTHER GENERAL MATTERS

2.1.    Formation.    The Members acknowledge that the Fund was formed as a limited liability company under and pursuant to the Act by the filing of the Articles in the office of the Secretary of State of the State of Georgia, on July 15, 2005. The Fund shall be treated as a partnership for tax purposes under United States federal, state and local income tax laws, and no Member shall take any position or any action or make any election in a tax return or otherwise inconsistent herewith. The rights and liabilities of the Members shall be as provided under the Act, except to the extent modified by the terms of the Articles and this Agreement.

2.2.    Name.    The name of the Fund shall be Wells Mid-Horizon Value-Added Fund I, LLC, and all business of the Fund shall be conducted in such name. The Manager may change the name of the Fund upon ten (10) Business Days’ notice to the Members.

2.3.    Principal Place of Business.    The principal place of business of the Fund shall be at 6200 The Corners Parkway, Norcross, Georgia 30092-3365. The Manager may change the principal place of business of the Fund to any other place within or without the State of Georgia upon ten (10) Business Days’ notice to the Members.

2.4.    Term.    The term of the Fund commenced on September 1, 2005 and shall continue until the earlier of (a) December 31, 2020 or (b) the filing of a Certificate of Termination as contemplated by Section 2.5(c).

2.5.    Filings; Agent for Service of Process.

(a)  The actions of the Manager and its counsel in preparing the Articles and causing them to be filed in the office of the Secretary of State of the State of Georgia in accordance with the Act, and the contents of the Articles, are hereby ratified and approved. The Manager shall take any and all other actions reasonably necessary to perfect and maintain the status of the Fund as a limited liability company under the laws of the State of Georgia, including the preparation and filing of such amendments to the Articles and such other assumed name certificates, documents, instruments and publications as may be required by law, including actions to reflect (i) a change in the Fund name; or (ii) a correction of false or erroneous statements in the Articles or the desire of the Members to make a change in any statement therein in order that it shall more accurately represent the agreement among the Members.

(b)  The Members and the Manager shall execute and cause to be filed original or amended certificates and shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Fund as a limited liability company or similar type of entity under the laws of any other jurisdictions in which the Fund engages in business.

(c)  Upon the dissolution and completion of the winding up and liquidation of the Fund in accordance with Section 12, the Manager shall promptly execute and cause to be filed a Certificate of Termination in accordance with the Act and any certificate or filing under the laws of any other jurisdictions in which the Manager deems such filing necessary or advisable.

(d)  The Manager is hereby designated as an authorized person, within the meaning of the Act, with full power of substitution, to execute, deliver and file, or cause the execution, delivery and filing of, all certificates (and any amendments and/or restatements thereof) required or permitted by the Act to be filed in the office of the Secretary of State of the State of Georgia and any other certificates (and any amendments and/or restatements thereof) necessary for the Fund to qualify to do business in any jurisdiction in which the Fund may wish to conduct business.

2.6.    Purpose; Powers; Investment Objectives.

(a)  The purpose of the Fund shall be to acquire, own, manage, operate, hold, finance and sell Real Estate Assets of any nature, either directly or indirectly. The Fund shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or for the conduct, furtherance, promotion or attainment of the purposes, business and activities described above, including acts relating to (i) construction, operation, maintenance, management, improvement, rental and sale or other realization of Real Estate Assets; (ii) the origination, analysis, financing, closing and refinancing of acquisitions of and transactions with respect to, and the monitoring and ultimate divestiture of, Real Estate Assets; and (iii) the investment of funds in Interim Investments.

(b)  The Fund may engage in such other activities and businesses as may be necessary or desirable, in the opinion of the Manager, to promote and carry out the purposes of the Fund as set forth above; provided, however, that, without the written consent of Members owing more than fifty percent (50%) of the outstanding Shares in accordance with Section 7.6(a) (ii) hereof, the Fund shall not engage in any business endeavors other than those consistent with the purpose of the Fund, as set forth above, or incidental thereto; and notwithstanding the foregoing, the Fund (without such Member consent) cannot:

(i)    Invest as a limited partner in a limited partnership;

(ii)   Make investments in Real Estate Mortgages except in connection with the sale of other disposition of a property;

(iii)  Make loans to any person, including the Manager, the Sponsoring Member, or any of their Affiliates; or

(iv)  Invest in or underwrite the securities of other issuers, except for permitted temporary investments pending utilization of Fund Assets to acquire Real Estate Assets.

(c)  The investment objectives of the Fund (the “Investment Objectives”) are (i) to invest primarily in commercial office and industrial real estate properties, principally Class A type assets in primary and secondary markets in the United States, that provide opportunities to enhance their value through operations, re-leasing, property improvements or other means; (ii) to operate such Real Estate Assets in a manner to enhance the value of such Real Estate Assets through development, operations, re-leasing, property improvement and other means; and (iii) to dispose of such Real Estate Assets in a manner that seeks to achieve greater returns on appreciation than through current distributions of income. The foregoing sentence shall not be deemed to limit the authority of the Manager to take any action otherwise authorized by this Agreement.

2.7.    Title to Fund Assets.    Subject to the following sentence, all money or Fund Assets shall be owned by and held in the name of the Fund as an entity (or by an entity directly or indirectly owned by the Fund in whole or in part), and no Member shall have any ownership interest in such money or Fund Assets in its individual name, and each Member’s interest in the Fund shall be personal property for all purposes. Notwithstanding any other provision of this Agreement, the Manager may cause the Fund to invest in any Real Estate Asset with one or more co-investors. The preceding sentence shall not be construed, however, to authorize the Fund to, and the Fund shall not invest in, another private equity fund.

2.8.    Payments of Individual Obligations.    The Fund’s credit and assets shall be used solely for the benefit of the Fund, and no asset of the Fund shall be transferred or encumbered for, or in payment of, any individual obligation of any Member.

ARTICLE 3.

CAPITALIZATION OF FUND

3.1.    Capitalization.

(a)  The interests of the Investor Members in the Fund shall be represented by the Shares, of which an aggregate of 150,000 is hereby authorized. The Shares shall have the respective rights and privileges set forth in this Agreement. No other Shares shall be issued by the Fund.

(b)  The execution and delivery of a Subscription Agreement by any Person subscribing for Shares shall, subject to the satisfaction or waiver prior to or at the Closing of the conditions precedent contained therein, constitute acceptance of this Agreement as well, although admission as a Member shall be subject to the Fund’s acceptance of such Subscription Agreement and, if determined to be desirable by the Manager, execution and delivery by such Person of a counterpart to this Agreement.

(c)  No Person (other than the Manager or an Affiliate of the Manager) may hold, directly or indirectly, fifty percent (50%) or more of the outstanding Shares.

(d)  Unless otherwise agreed by the Members owning greater than two-thirds (2/3) of the outstanding Shares, all contributions to the capital of the Fund by any Person shall be made solely in cash.

3.2.    No Other Equity Interests.    Except for the Shares and the Sponsoring Member’s interest in the Fund, the Fund shall not, and shall have no authority to, issue any equity interests in the Fund or any warrants or other rights to acquire, or securities or other instruments convertible into, any such equity interests. The foregoing sentence shall not be construed to prohibit or limit the authority and right of the Sponsoring Member to subdivide its economic interest in the Fund and to sell or otherwise distribute such subdivisions to other Persons, subject only to the provisions of Section 8.7(b) of this Agreement.

ARTICLE 4.

MEMBERS AND MEMBERS’ CAPITAL CONTRIBUTIONS

4.1.    Initial Members.    At the Initial Closing, pursuant to the Fund’s acceptance of effective Subscription Agreements from such Persons that constitute their respective executions of this Agreement, each of the Persons then identified on Exhibit A hereto, as a result thereof, shall be admitted to the Fund as a Member with respect to the number of Shares and the amount of Capital Contribution set forth opposite each such Person’s name on such Exhibit A.

4.2.    Admission of Additional Members.

(a)  Each Person who, after the Initial Closing, has entered into an effective Subscription Agreement agreeing to purchase Shares and become a Member of the Fund shall be admitted to the Fund as a Member, if and to the extent such Subscription Agreement is accepted by the Fund (each a “Closing Date”), in each case without the necessity of any further action. Except as provided in Section 11.4, no Person shall be admitted as a Member of the Fund after the Final Closing.

(b)  Upon admission of any additional Member(s) to the Fund in accordance with this Agreement after the Initial Closing, whether pursuant to Section 4.2(a) or as contemplated by Section 11.4 (“New Member”), the Manager may execute an amendment to this Agreement pursuant to Section 10.1 revising Exhibit A hereto to reflect the Capital Contribution of, and the number of Shares held by, such Member.

4.3.    Issuance of Shares for Cash.    Subject to Section 3.1(d), all Shares of the Fund shall be issued for cash, and the Fund shall not issue any Shares to any Person in exchange for property.

ARTICLE 5.

ALLOCATIONS

5.1.    Profits and Losses.    After giving effect to the allocations set forth in Sections 5.2, 5.3 and 5.4, the Fund shall allocate Profits or Losses for each Allocation Period to the Investor Members in proportion to their respective Percentage Interests.

5.2.    Regulatory Allocations.    The Members acknowledge and agree that it is their intent that the Fund allocate all items of Profits, Losses, income, gain, loss and deduction to the Members in accordance with Section 5.1 to the extent such allocations are consistent with the provisions of Code section 704(b). The Members acknowledge that the Fund intends to determine and allocate each Member’s distributive interest of income, gain, loss, deduction, or credit (or item thereof) consistently with the provisions of Code section 704(b). Accordingly, prior to making any allocation pursuant to Section 5.1 or Section 5.3, the Fund shall make the allocations set forth in this Section 5.2 in the following order and priority:

(a)  Minimum Gain Chargeback.    Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Section 5, if there is a net decrease in Fund Minimum Gain during any Allocation Period, each Member shall be specially allocated items of Fund income and gain for such Allocation Period (and, if necessary, subsequent Allocation Periods) in an amount equal to such Member’s share of the net decrease in Fund Minimum Gain, determined in accordance with Regulations

Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 5.2(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

(b)  Member Minimum Gain Chargeback.    Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Section 5, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Allocation Period, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Fund income and gain for such Allocation Period (and, if necessary, subsequent Allocation Periods) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i) (4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 5.2(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

(c)  Nonrecourse Deductions.    Nonrecourse Deductions for any Allocation Period shall be specially allocated to Members in proportion to their relative holdings of Shares.

(d)  Code Section 470 Allocations.    To the extent permitted by the Code and applicable Regulations, any “tax-exempt losses” (as defined by Code section 470) incurred by the Fund as a result of an Investor Member’s being a tax-exempt entity (as defined in Code section 168(h)(2), shall be allocated to such Investor Member to the extent of such Investor Member’s share of Fund Losses for such Fiscal Year.

(e)  Member Nonrecourse Deductions.    Any Member Nonrecourse Deductions for any Allocation Period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(f)  Qualified Income Offset.    In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Fund income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible, provided that an allocation pursuant to this Section 5.2(e) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 5 have been tentatively made as if this Section 5.2(e) were not in the Agreement.

(g)  Gross Income Allocation.    If any Member has a deficit Capital Account at the end of any Allocation Period which is in excess of the sum of the amount such Member is obligated to restore pursuant to the penultimate sentence of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Fund income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.2(f) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 5 have been made as if Section 5.2(e) and this Section 5.2(f) were not in the Agreement.

(h)  Section 754 Adjustments.    To the extent an adjustment to the tax basis of any Fund asset pursuant to Code Section 734(b) or Code Section 743(b) is required to be taken into account, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), in determining Capital Accounts, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the tax basis of the asset), and such gain shall be specially allocated to Members in accordance with the manner in which their Capital Accounts are required to be adjusted pursuant to Regulations Section 1.704-1(b)(2)(iv)(m).

(i)  Varying Admission Dates.    If additional Members are admitted to the Fund on different dates pursuant to the provisions of Section 4, (i) all “syndication expenses” (as defined in Section 1.709-2(b) of the Regulations) of the Fund shall be divided among Members who own Shares from time to time, so that, to the extent possible, the cumulative syndication expenses allocated with respect to each Share at any time is the same amount, and (ii) all items of income, gain, loss and deduction shall be allocated among Members, as determined by the Manager, in a manner such that the quotient of (x) the Capital Account balances of each Member, divided by (y) the number of such Member’s Shares, is equal to such quotient for each other Member.

(j)  Liquidation of In-Kind Distribution.    Any expenses incurred by the Fund in connection with the sale or disposition of any Fund Assets that would otherwise have been distributed in-kind in accordance herewith, will be specially allocated to the Member or Members electing to receive such distribution in cash pursuant to this Agreement, pro rata in accordance with their relative holdings of Shares.

5.3.    Curative Allocations.    The allocations set forth in Sections 5.2(a), 5.2(b), 5.2(c), 5.2(d), 5.2(e), 5.2(f), 5.2(g) and 5.4 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations.   It is the intent of the Members that,   to the extent possible,   all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Fund income, gain,   loss or deduction pursuant to this Section 5.3.   Therefore,   notwithstanding any other provision of this   Article 5 (other than the Regulatory Allocations),   the Manager shall make such offsetting special allocations of Fund income, gain,   loss or deduction in whatever manner it determines appropriate so that,   after such offsetting allocations are made,   each Member’s Capital Account balance is,   to the extent possible,   equal to the Capital Account balance such Member would have had if the Regulatory  Allocations were not part of the Agreement  and all Fund items were allocated pursuant to Sections  5.1, 5.2(h)  and  5.2(i).

5.4.    Loss Limitation.    Losses allocated pursuant to Section 5.1 shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Allocation Period. If some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 5.1, the limitation set forth in this Section 5.4 shall be applied on a Member-by-Member basis and Losses not allocable to any Member as a result of such limitation shall be allocated (a) first, to the other Members in accordance with the positive balances in such Members’ Capital Accounts so as to allocate the maximum permissible Losses to each Member under Section 1.704-1(b)(2)(ii)(d) of the Regulations (until the Capital Account balances of all Members shall be reduced to zero), and (b) thereafter, in the same manner as Nonrecourse Deductions.

5.5.    Other Allocation Rules.

(a)  For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis as determined by the Manager using any permissible method under Code Section 706 and the Regulations thereunder.

(b)  Members are aware of the income tax consequences of the allocations made by this Article 5 and hereby agree to be bound by the provisions of this Article 5 in reporting their shares of Fund income and loss for income tax purposes.

(c)  For purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Fund within the meaning of Regulations Section 1.752-3(a)(3), Members’ interests in Fund profits are in proportion to their relative holdings of Shares.

(d)  To the extent permitted by Section 1.704-2(h)(3) of the Regulations, the Manager shall endeavor to treat distributions to Members of Net Distributable Proceeds as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

5.6.    Tax Allocations — Code Section 704(c).

(a)  In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any Fund Asset contributed to the capital of the Fund shall, solely for tax purposes, be allocated among Members so as to take account of any variation between the adjusted basis of such Fund Asset to the Fund for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value), as determined by the Manager using any permissible method under Code Section 704(c) and the Regulations thereunder. If the Gross Asset Value of any Fund Asset is adjusted pursuant to clause (i) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

(b)  Any elections or other decisions relating to such allocations shall be made by the Manager in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.6 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

5.7.    Determination of Fair Market Value.

(a)  If the fair market value of any asset or property is to be determined for the purpose of making distributions or allocations pursuant to this Agreement or for any other Fund purpose, such determination shall be made by the Manager, except as otherwise provided by this Section 5.7. The Manager shall consider in good faith all relevant data that may affect such fair market value.

(b)  For purposes of determining the fair market value of any security, real estate or other property, the Manager may obtain the opinion of a regionally or nationally recognized investment banking or appraisal firm (a “Valuation Opinion”) and shall be entitled to rely on any such Valuation Opinion in determining fair market value. If the Manager obtains any such Valuation Opinion, it will promptly give the Members notice thereof. Such Valuation Opinion, if obtained by the Manager, shall be final and binding on the Fund and all Members.

ARTICLE 6.

DISTRIBUTIONS

6.1.    Distributable Proceeds; Distribution Dates.    The Fund intends to distribute its Distributable Proceeds, if any (each date of a distribution being hereinafter referred to as a “Distribution Date”), as determined by the Manager in its sole and absolute discretion.

6.2.    Distributions; Guaranteed Payments.    Distributions of Distributable Proceeds will be made in the order and priority of the following subsections (a) through (d):

(a)  First, the Fund shall make payments with respect to the use of capital by the Members in the following order and priority:

(i)  First, 100% to the Investor Members in proportion to their respective Offering Period Cumulative Return Balances until each Investor Member’s Offering Period Cumulative Return Balance has been reduced to zero ($0) (“Offering Period Cumulative Return Distribution”);

(ii)  Next, 100% to the Investor Members in proportion to their respective Percentage Interests until each Investor Member’s Post-Offering Period Cumulative Return Balance has been reduced to zero ($0) (“Post-Offering Period Cumulative Return Distribution”); and

(iii)  Then, 100% to the Sponsoring Member until the Sponsoring Member’s Cumulative Return Balance has been reduced to zero ($0) (“Sponsoring Member Cumulative Return Distribution”).

(b)  Second, the Fund shall make payments to Investor Members in proportion to their respective Percentage Interests until each Investor Member’s Par Value Balance has been reduced to zero ($0) (“Par Value Distribution”).

(c)  Third, the Fund shall make payments to the Sponsoring Member until it receives additional distributions in an amount equal to the amount of the Sponsoring Member Capital Contribution.

(d)  Thereafter, the Fund shall make simultaneous payments of the following: (i) a payment to the Sponsoring Member with respect to services provided by the Sponsoring Member equal to the excess of (A) 20% of all Distributable Proceeds (determined without regard to this Section 6.2(d)), minus (B) any payments of Disposition Fees previously made to the Sponsoring Member and not previously taken into account; and (ii) the remainder to all Investor Members in proportion to their respective Percentage Interests.

6.3.    Distributions upon Dissolution.    Upon the occurrence of a Dissolution Event, the Fund shall distribute its assets, including the proceeds from the liquidation of its assets pursuant to Section 12.2 of this Agreement, after payment or provision for amounts described in Section 12.2(a) and Section 12.2(b) of this Agreement, to the Members in proportion to their respective positive Capital Account balances (“Liquidating Distributions”).

6.4.    Withholding from Distributions.    The Fund may withhold from distributions or with respect to allocations and pay over to any federal, state or local government any amount required to be withheld pursuant to the Code or any provision of any other federal, state or local law and may allocate any such amounts among the Members in any manner that is in accordance with applicable law. All amounts withheld pursuant to the Code or any provision of any other federal, state or local tax law with respect to any payment, distribution or allocation to the Fund or to the Members shall be treated as amounts distributed to the Members pursuant to this Article 6 or Article 12 for all purposes of the Agreement.

6.5.    Liability of Manager.    Upon the reasonable determination in good faith to make any distribution under this Article 6 in the manner herein provided, the Manager shall incur no liability on account of such distribution, even though such distribution may result in the Fund retaining insufficient funds for the operation of the Fund, which insufficiency results in loss to the Fund or the borrowing of funds by the Fund.

6.6.    Limitations on Distributions.

(a)  The Fund shall make no distributions to Members except as provided in this Article 6 and Article 12. Upon the commencement of the winding up of the Fund in accordance with Article 12, distributions thereafter shall solely be made in accordance with Article 12.

(b)  Notwithstanding any provision to the contrary contained in this Agreement, the Fund shall not make a distribution to any Member on account of its interest in the Fund if such distribution would violate Section 14-11-407 of the Act or other applicable law.

6.7.    Nature of Distributions.

(a)  The Manager will use commercially reasonable efforts to make distributions in cash. Except upon liquidation of the Fund pursuant to Section 12.2, the Fund shall not make in-kind distributions. The Manager shall not discriminate among the Members in any such distribution in-kind, but shall, to the extent feasible, in any such distribution: (i) distribute to the Members entitled to participate therein assets of approximately the same type and in approximately the same proportions, and (ii) if cash and other assets are to be distributed simultaneously in respect of a single investment, distribute cash and other assets in approximately the same proportion to each such Member.

(b)  Notwithstanding anything to the contrary in Section 6.7(a), the Manager will not make any distribution in-kind to any Member if such Member notifies the Manager in writing that such Member has concluded in good faith that such distribution: (i) would result in a violation of applicable law, rule or regulation (including a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code); or (ii) likely cause a Foundation Member to be subject to excise taxes imposed by Chapter 42, Subchapter A of the Code (other than Sections 4940, 4947 and 4948 of the Code), such notice to set forth in reasonable detail the bases for such conclusion. In the event of any such notice, the Manager will use its reasonable commercial efforts to sell, on behalf of such Member or Foundation Member, as the case may be, any assets that would otherwise have been distributed to such Member in-kind at the best price available to the Manager and shall distribute to such Member the proceeds of such sale, net of the expenses related thereto.

6.8.    Guaranteed Payments.    Payments of cash made to Investor Members and the Sponsoring Member pursuant to Section 6.2(a) and Section 12.2(b) and payments made to the Sponsoring Member pursuant to Section 6.2(d) herein are intended to be “guaranteed payments” governed by Code Section 707(c) and shall not be treated as distributions for purposes of determining a Member’s Capital Account.

ARTICLE 7.

MANAGEMENT AND OPERATION OF FUND

7.1.    Sponsoring Member and Delegation to Manager.

(a)  The full power and all authority to conduct the business and manage the affairs of the Fund are vested in the Sponsoring Member, subject only to the specific matters provided in Sections 7.6 and 10.1 and Article 8 on which Investor Members are granted certain rights to participate and to such other specific matters that might be prescribed by the Act. The Sponsoring Member hereby delegates to the Manager, and the Manager hereby accepts, the authority and duties set forth in the remaining provisions of this Article 7 or otherwise indicated or contemplated by this Agreement, and the Sponsoring Member and the Manager contemplate the execution of an advisory or other agreement to further evidence and effectuate certain aspects of such delegation and acceptance and to provide for certain specific services by the Manager on behalf of the Fund. Notwithstanding any other provision of this Agreement, the Sponsoring Member retains the rights to terminate and/or replace the Manager, or to limit the scope of its delegation to the Manager, at any time, in the sole discretion of the Sponsoring Member.

(b)  The Sponsoring Member hereby intends to delegate to the Manager such authority to serve as the “manager” of the Fund as permitted by the Act, so that the Manager may conduct, direct and exercise full control over all activities of the Fund. All management powers over the business and affairs of the Fund shall, as a result, be exclusively vested in the Manager and, except as otherwise provided in this Agreement or required by the Act, no Member shall take part in the operation, control or management of the business or affairs of the Fund, shall have the right to vote on or approve any matter, shall transact any business in the name of the Fund or shall have the power to sign documents for or otherwise bind the Fund.

(c)  Without limiting any other authority of the Manager under this Agreement or the Act, each Member hereby agrees that the Manager shall be authorized to execute, deliver and perform any agreements, acts, transactions and matters on behalf of the Fund without any further approval or other act of the Members or the Fund. Without limitation of the foregoing, the Fund, and the Manager on behalf of the Fund, are hereby authorized to enter into, accept and perform or cause to be performed, the Subscription Agreements and any other agreements, instruments, certificates or other documents necessary or desirable in connection with the transactions contemplated hereby or thereby, as determined in the discretion of the Manager, in each case without any further act, vote or approval of any Member and notwithstanding any other provision of this Agreement. The participation by the Manager (or any Affiliate thereof) in any agreement authorized or permitted hereunder shall not constitute a breach by the Manager of any duty that it may owe the Fund or Members (or any of them) hereunder or under applicable law.

(d)  Subject to approval by the Sponsoring Member, the Manager shall have the power and authority to delegate its rights and powers to manage and control the business and affairs of the Fund, hereunder or otherwise; provided, however, that the foregoing delegation shall not relieve the Manager of any of its obligations under this Agreement.

7.2.    Duties of Manager.

(a)  The Manager shall devote its diligent efforts to the business and affairs of the Fund, including such time as shall be required for the proper conduct of the business of the Fund. Without limiting the foregoing, but subject to the other provisions of this Agreement, the Manager shall, and shall have full discretion and authority to:

(i)  develop and oversee the overall investment strategy and operating financial policies of the Fund; select, acquire, finance, refinance, retain, monitor and divest Real Estate Assets and any other investments contemplated hereunder on behalf and in the name of the Fund, including the power to issue commitments to make investments for the Fund and to cause the Fund to invest in any Real Estate Assets with co-investors; perform preliminary matters associated with the acquisition of Real Estate Assets or other assets contemplated hereunder in the name and on behalf of the Fund; negotiate, execute, consent to, amend, modify or terminate instruments and agreements (including notes, guarantees, loan agreements, leases and consulting contracts) with respect to investments and the operations of the Fund and its subsidiaries, give and receive notices, requests, directions, consents, refusals and demands thereunder, and otherwise manage such investments and operations; and enter into option or other agreements to purchase, sell, finance or refinance Real Estate Assets or other assets contemplated hereunder by or on behalf of the Fund or any subsidiary thereof;

(ii)  maintain or cause to be maintained, in the name and for the benefit of the Fund (or for any subsidiary thereof), such escrow, investment and operating accounts as the Manager may deem advisable in connection with the investments and other activities of the Fund; deposit therein such income and other receipts as may be generated from such investments and activities; determine amounts to be held in such accounts as cash reserves as the Manager deems necessary or appropriate for working capital, for follow-on investments in Real Estate Assets, and to pay contingent liabilities or costs and expenses incurred by the Fund directly or indirectly with respect to its investments; cause any portion of the Fund’s assets to be held in cash or Interim Investments for any period pending commitment or distribution; and disburse from such accounts such amounts as shall be necessary to pay the Fund’s expenses and obligations;

(iii)  make distributions to the Members pursuant to this Agreement;

(iv)  make all payments of interest and required payments of principal on Debt of the Fund, and to the extent determined by the Manager, make optional prepayments of any Debt of the Fund;

(v)  make payment of any fees and other amounts due and owing to the Manager under this Agreement;

(vi)  cause the Fund or any Real Estate Asset to incur indebtedness; cause the Fund to lend money to any Real Estate Asset; cause or permit any subsidiary of the Fund or Real Estate Asset to incur indebtedness of any nature, whether secured or unsecured; and cause the Fund to guaranty such indebtedness or other obligations of such subsidiary or Real Estate Asset or cause the Fund to provide indemnities in respect of their businesses and operations (including acquisition indemnities) or pay contingent earn-out consideration in connection with any acquisition, wherever, in each such case, the Manager determines that such obligations are prudent;

(vii)  hire such advisors, consultants or other professionals as may be reasonably required to conduct the business of the Fund; and commence and defend litigation and arbitration, whether on behalf of the Fund or on its own behalf, arising out of assets or activities of the Fund, as well as cause the Fund to have such insurance coverage as the Manager determines to be necessary or advisable;

(viii)  liquidate all assets of the Fund in contemplation of the termination of the Fund as may be required by this Agreement, and take all actions determined by the Manager to be necessary or desirable in connection therewith;

(ix)  pay expenses or satisfy other liabilities of the Fund;

(x)  use its commercially reasonable efforts to avoid the Fund having to register as an “investment company” under the Investment Company Act;

(xi)  conduct its own affairs and the affairs of the Fund in a manner reasonably calculated to avoid personal liability on the part of the Members; and

(xii)  subject to Section 7.6, take such actions and execute such instruments and agreements as the Manager may deem advisable or appropriate in connection with the conduct of the affairs of the Fund or the transactions contemplated hereby.

(b)  Notwithstanding Section 7.2(a), but subject to Section 7.2(c), the Members acknowledge that the Manager is and may in the future become associated with other businesses, and agree that the Manager and its Affiliates may engage, directly or indirectly, in other business ventures of any nature or description, independently or with others, without regard to whether such business is or may be competitive with the business of the Fund, including the organization, analysis, financing, closing, acquisition, refinancing, monitoring, and divestiture of investments of various types, some of which may meet the Fund’s investment criteria, for its or their own account and for the accounts of others, either on their own or through ventures or partnerships with other persons or entities. Neither the Fund nor any of the Members shall have any rights by virtue of this Agreement in or to such independent investments or to the income or profits derived therefrom. The foregoing acknowledgment of the activities of the Manager and its Affiliates and the conflicts of interests such activities may create shall not relieve the Manager of any fiduciary obligation which it may have hereunder to the Fund and to the Members to act reasonably and in good faith with respect to the Fund and the Members in connection with such other activities and conflicts of interests.

(c)  Notwithstanding any other provision hereof, the Manager shall not cause the Fund to acquire real property from, or sell Real Estate Assets to, the Manager or any of its Affiliates, except as may be required by the terms of any joint venture agreement which the Fund is a party to or in any instance where an Affiliate has purchased a property on behalf of the Fund.

7.3.    Investment Committee.

(a)  As a condition of its appointment and service hereunder, the Manager shall have a board of directors as its ultimate governing body, and the members of the Manager’s board of directors shall constitute and act as the investment committee of the Fund (the “Investment Committee”) that will provide financial, investment, business and other advice and assistance with respect to existing and prospective investments by the Fund, including in the evaluation of the proposed terms of any investment opportunity in light of the Fund’s purpose and investment objectives. In addition to such advice and assistance, the Investment Committee will be responsible, as provided in Section 7.6(b), for approving or disapproving any proposed (i) investments by the Fund in any Real Estate Asset and (ii) divestments by the Fund of any Real Estate Asset.

(b)  The members of the Investment Committee as of September 1, 2005 are: Leo F. Wells, Robert E. Bowers, Randall D. Fretz, M. Scott Meadows, Donald A. Miller, Douglas P. Williams, Donald R. Henry, F. Parker Hudson and David H. Steinwedell (the “Initial Investment Committee Members”). Prior to the admission of any such Person as an Investor Member of the Fund, the Fund shall furnish to such Person biographical information on the then-current members of the Investment Committee. Thereafter, the Manager shall provide to the Fund and furnish to all Investor Members similar information with respect to any future members of the Investment Committee as soon as practicable after such future members agree to serve on the Investment Committee.

7.4.    Expenses of the Manager.    The Fund shall reimburse the Manager for actual out-of-pocket expenses reasonably paid or incurred by it in the management of the Fund, including, but not limited to, reasonable allocations to the Fund of personnel and general and administrative expenses of the Manager, and payments made by the Manager to third parties for services provided by them to the Fund, such as services provided by accountants, appraisers, architects, attorneys, bookkeepers, custodians of securities, engineers, property maintenance and security personnel and third-party real estate brokers.

7.5.    Reliance by Third Parties.    Each contract, agreement, certification, promissory note or other instrument or document executed by the Manager with respect to any business or assets of the Fund shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery thereof this Agreement was in full force and effect, (b) such instrument or document was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Fund, and (c) the Manager was duly authorized and empowered to execute and deliver, and to cause the Fund to perform any and every such instrument or document for and on behalf of the Fund.

7.6.    Limitations on Authority of Manager.

(a)  Notwithstanding anything to the contrary set forth in this Agreement, without the written consent or ratification of the specific act by Members owning more than fifty percent (50%) of the outstanding Shares, the Manager shall have no authority to:

(i)  Change the purpose or investment objective of the Fund;

(ii)  Resign or designate a substitute Manager, unless approved by the Sponsoring Member;

(iii)  Sell or exchange all, or substantially all of the Fund Assets (except this Section 7.6(a) (iii) shall not be intended to limit the Manager’s authority to sell individual Real Estate Assets as the Manager deems appropriate), other than in connection with the winding up of the Fund approved as provided in Section 12.2 of this Agreement; or

(iv)  Do any act, except as set forth in this Agreement, which it is prohibited from doing under the Act without such consent or ratification.

(b)  The Fund shall not invest in or divest of any Real Estate Asset unless such investment or divestiture is approved by the Investment Committee.

7.7.    Additional Obligations of Manager.    In addition to its other obligations and duties hereunder, the Manager shall:

(i)  not voluntarily dissolve;

(ii)  conduct its own affairs and the affairs of the Fund in a manner reasonably calculated to avoid personal liability on the part of the Members;

(iii)  maintain the Fund’s status as a partnership for federal income tax purposes and not take any position or action or make any election, in a tax return or otherwise, inconsistent therewith;

(iv)  if and to the extent necessary to avoid the assets of the Fund being deemed to be Plan Assets, take whatever steps it considers necessary to cause the Fund to be an “operating company” within the meaning of the Plan Asset Regulation;

(v)  use its reasonable best efforts to avoid the Fund’s having to register as an investment company under the Investment Company Act; and

(vi)  not commingle the funds of the Fund with those of any other Person.

7.8.    Other Matters Concerning Manager.

(a)  Whenever in this Agreement or any other agreement contemplated herein the Manager is permitted or required to make a decision (i) in its “discretion” or “sole discretion,” with “complete discretion” or under a grant of similar authority or latitude, the Manager shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to consider any interest of or factors affecting some or all of the Members, so long as the Manager acts in accordance with this Agreement, in good faith and in a manner that it reasonably believes is in the best interest of the Fund, or (ii) in its “good faith” or under another express standard, the Manager shall be subject to only such express standard and shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated hereby. Each Member hereby agrees that any standard of care or duty imposed in this Agreement or any other agreement contemplated hereby or under the Act or any other applicable law shall be modified, waived or limited in each case as required to permit the Manager to act under this Agreement or any other agreement contemplated hereby and to make any decision pursuant to the authority prescribed in this Section 7.8(a), so long as such action or decision does not constitute gross negligence, willful misconduct, bad faith, willful violation of securities laws or a willful and material breach of this Agreement, and is reasonably believed by the Manager to be in accordance with this Agreement and in the best interest of the Fund.

(b)  The Manager may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and such other consultants and advisors as it may deem necessary or advisable. The opinion of such Persons as to matters that the Manager reasonably believes to be within such Person’s professional or expert competence shall constitute full and complete authorization and protection in respect of any action taken or suffered or omitted by the Manager in good faith and in accordance with such opinion, provided that the Manager acted reasonably and in good faith in the selection of such Person or in reliance on such opinion.

(c)  The Manager will promptly invest, to the extent reasonably practicable, (i) any funds received by or on behalf of the Fund prior to their investment in Real Estate Assets and (ii) any proceeds from the disposition of Real Estate Assets that have not been distributed, in Interim Investments. The Manager shall not be liable to any Member for the failure to earn any interest, or to earn any particular rate of interest, on such funds, provided such funds earn a rate of interest that is greater than or equal to the interest rate available for overnight investments in a national bank selected by the Manager.

(d)  The Manager may in its discretion establish such reasonable cash reserves as it deems necessary or appropriate for working capital and to pay contingent liabilities or costs and expenses directly or indirectly incurred by the Fund with respect to its activities.

(e)  Subject to the provisions of Section 7.2(c), unless otherwise expressly provided herein, (i) whenever a conflict of interests exists or arises between the Manager or any of its Affiliates, on the one hand, and the Fund, on the other hand, or (ii) whenever this Agreement or any other agreement contemplated herein provides that the Manager shall act in a manner that is, or provide terms that are, fair and reasonable to the Fund or any Member, the Manager shall resolve such conflict of interests, take such action or provide such terms considering, in each case, (A) the relative interests of each party to such conflict, agreement, transaction or situation, (B) the benefits and burdens relating to such interests, (C) any customary or accepted industry practices, and (D) any applicable generally accepted accounting principles. Subject to the foregoing provisions of this Section 7.8(e), in the absence of bad faith by the Manager, the resolution, action or terms so made, taken or provided by the Manager shall be conclusive and binding on the Fund and the Members and shall not constitute a breach of this Agreement or any other agreement contemplated herein or a breach of any standard of care or duty imposed herein or therein or under the Act or any other applicable law.

7.9.    Liability of Manager.    The Manager shall be liable to the Fund and the Members only in respect to its acts or omissions that constitute gross negligence, willful misconduct, bad faith, willful violation of securities laws or a willful and material breach of this Agreement, and shall not be liable to the Fund, any Member or any Person who has acquired any interest in any Shares, whether as a Member, assignee or otherwise, for errors in judgment or for any acts or omissions made, taken or omitted in good faith and that the Manager (or, if applicable, any of its directors, officers, employees or agents acting on its behalf) reasonably believed were in or not opposed to the best interest of the Fund, unless such errors in judgment or acts or omissions constitute gross negligence, willful misconduct, bad faith, willful violation of securities laws or a willful and material breach of this Agreement, in each case by the Manager. The members, directors, officers, employees and agents of the Manager (including members of the Investment Committee) shall be afforded the same exculpation as provided to the Manager under this Section 7.9. Nothing contained in this Section 7.9 shall give rise to any claim or form a basis for the legal liability of any Person where such claim or liability would not exist at law or in equity in the absence of this Section.

7.10.    Indemnification.

(a)  To the fullest extent permitted by applicable law, the Fund shall indemnify and hold harmless each Indemnitee from and against any and all losses, damages, claims or liabilities, and actions in respect thereof (but excluding any diminution in the value of such Indemnitee’s interest in the Fund), joint or several, to which such Indemnitee may be subject insofar as such losses, claims, damages or liabilities, or actions in respect thereof, arise by virtue of such Indemnitee’s performance of services for the Fund under this Agreement, provided that the Indemnitee’s conduct shall not have constituted gross negligence, willful misconduct, bad faith, a willful violation of securities laws or a willful and material breach of this Agreement, and provided, further, that before seeking a claim for indemnification under this Section 7.10, the Indemnitee filed a claim for recovery under any available insurance policy maintained by such Indemnitee.

(b)  To the fullest extent permitted by law, reasonable out-of-pocket expenses (including reasonable attorneys’ fees and expenses) incurred in defending any action, suit or proceeding subject to indemnification under Section 7.10(a) shall be paid by the Fund as incurred, provided, in each case, the Indemnitee undertakes in writing to repay such amounts if it is ultimately determined that the Indemnitee is not entitled to indemnification with respect thereto and provides reasonable evidence of such Indemnitee’s ability to repay such amounts, provided further, however, that the obligations of the Fund under this Section 7.10(b) shall not apply with respect to actions brought against any Indemnitee in the name and on behalf of the Fund.

(c)  The indemnification provided by this Section 7.10 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement of the Members as a matter of law or otherwise, regardless of the capacity in which Indemnitee is entitled to, or the legal basis of, such other rights. Such indemnification shall continue as to an Indemnitee who has ceased to serve in any such capacity and shall inure to the benefit of the heirs, successors, permitted assigns, administrators and personal representatives of such Indemnitee.

(d)  The Fund may purchase and maintain insurance on behalf of any one or more Indemnitees, and such other Persons as the Manager shall deem appropriate, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the activities of the Fund, whether or not the Fund would have the power to indemnify such Person against such liability hereunder.

(e)  The indemnification obligations created by this Section 7.10 are obligations of the Fund, and no Member (in its capacity as a Member) shall have any obligation to indemnify any Indemnitee by reason of this Section 7.10.

(f)  An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.10 because such Indemnitee had an interest in the transaction with respect to which indemnification applies if the transaction was otherwise permitted (or not prohibited) by the terms hereof.

(g)  The provisions of this Section 7.10 are for the benefit of the Indemnitees and their heirs, successors, permitted assigns, administrators and personal representatives only and shall not be deemed to create any rights for the benefit of any other Person.

(h)  The Manager shall use its commercially reasonable efforts on behalf of the Fund to enforce any indemnity or insurance available from any entity in which it has invested, to the extent applicable, and to assert any rights under any insurance maintained by or on behalf of the Fund, to the extent coverage is available with respect to an indemnification claim asserted by an Indemnitee.

ARTICLE 8.

RIGHTS AND OBLIGATIONS OF MEMBERS

8.1.    Limitation of Liability.    No Member shall have any liability for debts (including any Fund Debt), obligations or liabilities of the Fund, whether arising in contract, tort or otherwise, except as expressly provided herein or by the Act.

8.2.    Management of Business.    Except for the exercise of rights and powers specifically set forth in this Agreement, no Investor Member (other than, if applicable because they also own Shares, the Manager or its directors, officers, employees or agents, but not in such capacity as the owner of Shares) shall take part in the operation, management or control of the business or operations of the Fund, shall vote on any matter, shall transact any business in the name of the Fund or shall have the power to sign documents for or otherwise bind the Fund.

8.3.    Meetings.    No annual meetings of the Members will be held by the Fund. However, the Manager is required to call a meeting of the Members upon the written request of Investor Members holding at least twenty-five percent (25%) of the outstanding Shares, or otherwise at the request of the Sponsoring Member. In such event, a detailed statement of any action proposed to be taken, and the wording of any resolution proposed for adoption, is required to be included with the notice of the meeting.

8.4.    Return of Capital.    No Member shall be entitled to the withdrawal or return of its Capital Contributions, except to the extent, if any, that distributions made pursuant to this Agreement or upon dissolution of the Fund may be considered as such by law, and then only to the extent provided for herein. Prior to the dissolution and winding up of the Fund pursuant to Article 12, the Members’ rights to receive distributions from the Fund shall be limited to the rights set forth in Article 6.

8.5.    Liquidation Vote.    At any time commencing eight (8) years after the Initial Closing Date, Members holding at least twenty-five percent (25%) of the outstanding Shares may direct in writing that the Fund solicit the vote of the Members through a formal proxy solicitation process to determine whether the Fund Assets should be liquidated. In such event, the Fund shall send a proxy to each Member to vote on the proposed liquidation. If Members owning greater than fifty percent (50%) of the outstanding Shares vote in favor of a liquidation of the Fund, the Manager shall cause the Fund to fully liquidate the Fund Assets within twenty-four (24) months after such vote of the Members.

8.6.    Merger or Consolidation.

(a)  Notwithstanding Section 14-11-308(b)(2) of the Act, only the approval of Members holding greater than fifty percent (50%) of the outstanding Shares shall be required to approve the merger of the Fund pursuant to Section 14-11-903 of the Act.

(b)  Upon the consummation of a merger or consolidation of the Fund approval pursuant to Section 8.6(a), any Member who did not affirmatively vote for a proposed merger or consolidation of the Fund shall have the option of: (i) accepting the securities offered in the proposed merger or consolidation; or (ii) one of the following: (A) remaining as a Member and preserving its interest in the Fund; or (B) receiving cash in an amount equal to such Member’s pro-rata share of the appraised value of the net assets of the Fund.

8.7.    Resignation by Investor Members; Resignation or Transfer by Sponsoring Member.

(a)  Except as otherwise provided in Section 11.4, no Investor Member shall resign from the Fund prior to the dissolution and winding up of the Fund pursuant to Article 12 without the prior consent of all of the other Members. Upon any resignation of a Member with the consent of all the Members as permitted pursuant to this Section 8.7, such resigning Member shall be entitled to receive only the fair market value of its Shares as of the date of such resignation, as determined pursuant to Section 5.7, such fair market value to be paid to such resigning Member by the Fund within a reasonable time after such resignation; provided, however, that (i) any such payment may be delayed, in the sole discretion of the Manager, if and to the extent the Manager shall determine that is not in the best interest of the Fund to make such payment and (ii) in such event, the resigning Member shall continue to be entitled to receive allocations pursuant to Article 5 and distributions pursuant to Article 6 and Article 12 with respect to such resigning Member’s Shares, in each case subject to Section 11.4, as if a Member and on the same basis as the Members, but shall have no right to any information or, to the fullest extent permitted by applicable law, accounting of the affairs of the Fund, shall not be entitled to inspect the books or records of the Fund, and shall not have any other rights of a member under the Act or a Member under this Agreement.

(b)  Unless approved by Investor Members owning more than fifty percent (50%) of the outstanding Shares, the Sponsoring Member shall not have the right to:

(i)  designate a successor or additional Sponsoring Member;

(ii)  resign or voluntarily withdraw as a Member of the Fund; or

(iii)  transfer or assign a majority of its interest in rights to receive payments pursuant to Section 6.2(d).

8.8.    Removal of Manager.

(a)  Investor Members holding greater than two-thirds ( 2/3) of the outstanding Shares may elect to remove the Manager (the “Removed Manager”). Upon the removal of the Manager in accordance with Section 8.8(a), the management of the Fund will revert back to the Sponsoring Member until such time as the Investor Members instruct the Sponsoring Member to appoint a new Manager in accordance with Section 8.8(b) below.

(b)  Within 90 days of the removal of the Manager in accordance with Section 8.8(a), the Investor Members shall, by a vote of Investor Members owning greater than two-thirds (2/3) of the outstanding Shares, instruct the Sponsoring Member to appoint a new Manager. The Manager shall take all actions necessary to appoint such Person as Manager within thirty (30) days. In the event that the Investor Members do not elect a new Manager pursuant to this Section 8.8(b), the Sponsoring Member shall have the right, in its sole discretion to appoint a new Manager, provided that the Sponsoring Member may not appoint the Removed Manager or any Affiliate of the Removed Manager as the Manager of the Fund.

8.9.    Other Business Ventures.    Subject to Section 7.2(c), any Member, any Affiliate of a Member, and any officer, director, employee, shareholder or other Person holding a legal or beneficial interest in any entity that is a Member or Affiliate of a Member, may engage in, or possess an interest in, other business ventures of every nature and description, independently or with others, whether or not such other enterprises shall be in competition with or operating the same or similar businesses or in the same geographic locale as the Fund.

8.10.    Transactions Between a Member and the Fund.

(a)  Except as otherwise provided herein or by applicable law, at the request of the Fund, a Member or an Affiliate of such Member may lend money to the Fund on a recourse basis, provided that, unless waived by the Manager, such Member delivers to the Manager an opinion of counsel that, for federal income tax purposes, such indebtedness will be characterized as such and not as equity and will not cause any other indebtedness of the Fund to be characterized as equity. Any Member who lends money to the Fund hereunder shall be deemed a general creditor of the Fund and not a Member for the purpose of paying interest and principal on any such loan, and such loans from a Member to the Fund shall not be considered Capital Contributions.

(b)  Except as otherwise provided herein or by applicable law, any Member may, but shall not be obligated to, act as surety for the Fund and transact other business with the Fund and shall have the same rights and obligations when transacting business with the Fund as a Person who is not a Member. A Member, any Affiliate thereof or an employee, stockholder, agent, director or officer of a Member or any Affiliate thereof, may be retained as an agent of the Fund.

8.11.    Other Instruments.    Each Member hereby agrees to execute and deliver to the Fund, within ten (10) Business Days after receipt of a written request therefor, such statements of interest and holdings in the Fund, designations and acknowledgments, and powers of attorney consistent with this Agreement, as the Manager deems reasonably necessary and appropriate to comply with any agreements, laws, rules or regulations as may be necessary to enable the Fund to effect any transaction permitted under this Agreement, it being understood that, without limitation of any other provision of this Agreement, this Section 8.8 shall not be construed to require any Member to deliver financial disclosures about itself other than statements of, or directly relating to, its Capital Contributions and Shares in the Fund.

ARTICLE 9.

ACCOUNTING, BOOKS AND RECORDS

9.1.    Accounting, Books and Records.

(a)  The Manager shall maintain at its principal place of business, all books of account and other Fund records required to be maintained under the Act or other applicable laws. The Manager shall allow all books of account and other Fund records to be inspected by any Member or its duly-appointed agents during regular business hours and on reasonable advance notice for any purpose reasonably related to such Member’s interest in the Fund. The copying by a Member, or its designated agent, of all or any part of such records for any purpose reasonably related to such Member’s interest in the Fund, at the personal expense of that Member, is specifically authorized. The rights granted to a Member pursuant to this Section 9.1 are expressly subject to any safety, security and confidentiality procedures and guidelines of the Fund (including any confidentiality obligations to which the Fund, the Manager or any of their respective Affiliates may be subject), as such procedures and guidelines may be established by the Manager from time to time.

(b)  The Fund shall use the accrual method of accounting in preparation of its financial reports and for tax purposes and shall keep its books and records accordingly. However, the Manager shall be empowered to make any changes of accounting method permitted under the Code that it shall deem advisable.

9.2.    Reports.

(a)  The Manager shall be responsible for causing the preparation of financial reports of the Fund and the coordination of financial matters of the Fund with the Fund’s accountants.

(b)  The Manager shall cause a certified public accounting firm of recognized regional or national standing, selected by the Manager, to take and conduct such general accounting and audit of the affairs of the Fund as to enable such accountant (s) to issue a report on the financial statements of the Fund for each Fiscal Year. The Manager shall also cause the Fund’s income tax returns to be timely prepared and filed. The Manager shall deliver Schedule K-1s and copies of such financial statements to Members as soon as they are completed after the end of each Fiscal Year. If the Manager anticipates that such Schedule K- 1s and copies of the annual financial statements of the Fund will not be delivered within ninety (90) days after the end of any Fiscal Year, the Manager shall give Members prompt notice of such fact. Such financial statements shall be accompanied by a certification by the Manager as to the Fund’s status as an “operating company” within the meaning of the Plan Asset Regulation as of the end of the most recent annual valuation period.

9.3.    Tax Matters.

(a)  Tax Elections.    The Sponsoring Member is hereby designated and authorized to act as the “Tax Matters Partner” under the Code and in any similar capacity under state or local law. Pursuant to such instructions, the Tax Matters Partner shall make or refrain from making any and all elections for federal, state, local, and foreign tax purposes, including any election, if permitted by applicable law: (i) to adjust the basis of Fund Assets pursuant to Code Sections 754, 734(b) and 743(b), or comparable provisions of state, local or foreign law, in connection with Transfers of Shares and Fund distributions, (ii) to extend the statute of limitations for assessment of tax deficiencies against the Members with respect to adjustments to the Fund’s federal, state, local or foreign tax returns, and (iii) to the extent provided in Code Sections 6221 through 6231 and similar provisions of federal, state, local, or foreign law, to represent the Fund and the Members before taxing authorities or courts of competent jurisdiction in tax matters affecting the Fund or the Members in their capacities as Members, and to file any tax returns and execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Members with respect to such tax matters or otherwise affect the rights of the Fund and the Members.

(b)  Tax Information.    The Sponsoring Member shall promptly provide to the Manager copies of all notices or other communications received by such Person from the Internal Revenue Service or any state, local or foreign taxing authority in its capacity as Tax Matters Partner. Necessary tax information shall be delivered to each Member as soon as practicable after the end of each Fiscal Year of the Fund.

(c)  Tax Classification.    The Members hereby agree that the Fund shall be treated as a partnership for tax purposes under United States federal, state and local income tax laws, and further agree not to take any position or any action or to make any election, in a tax return or otherwise, inconsistent herewith.

ARTICLE 10.

AMENDMENTS

10.1.    Amendments.

(a)  The Manager, without the consent of any Member, may amend any provision of this Agreement, and may execute, swear to, acknowledge, deliver, file and record such documents as may be required in connection therewith, to reflect: (i) a change in the name of the Fund or the location of the principal place of business or registered office or agent of the Fund, or (ii) the admission, substitution, resignation, withdrawal or removal of any Member in accordance with this Agreement.

(b)  Any amendment to this Agreement, other than those described in Section 10.1(a), may be proposed by the Manager, the Sponsoring Member or any Member or Members holding at least twenty-five percent (25%) of the outstanding Shares. Following such proposal, the Fund shall submit to the Members a verbatim statement of any proposed amendment, provided that counsel for the Fund shall have approved of the same in writing as to form, and the Fund shall include in any such submission a recommendation as to the proposed amendment. The Fund shall seek the written consent of the Members to the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. A proposed amendment shall be adopted and be effective as an amendment hereto and binding on all of the Members if it receives the affirmative vote or written consent of Members holding at least fifty percent (50%) of the outstanding Shares, unless a greater percentage is required by this Agreement.

(c)  Notwithstanding Sections 10.1 (a) and 10.1(b), (i) no provision of this Agreement that establishes a percentage of Members required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would reduce such percentage, unless such amendment is approved by written consent or the affirmative vote of the Manager and Members holding Percentage Interests equal to or greater than the percentage sought to be reduced.

(d)  In addition to any other approval required by this Section 10.1, this Agreement shall not be amended in any manner that would expressly, materially and adversely affect the limited liability or other rights or obligations hereunder of any Member, without the affirmative vote of all Members.

10.2.    Power of Attorney.    Each Member hereby makes, constitutes, and appoints the Manager, with full power of substitution and resubstitution, its true and lawful attorney-in-fact, for it and in its name, place, and stead and for its use and benefit, to sign, execute, certify, acknowledge, swear to, deliver, file, publish and record: (i) any and all amendments, restatements or changes to this Agreement as now or hereafter amended, which the Manager may deem necessary to effect a change or modification of the Fund in accordance with the terms of this Agreement, including amendments, restatements or changes to reflect any amendments adopted by the Investor Members pursuant to the terms of this Agreement.

ARTICLE 11.

TRANSFERS

11.1.    Conditions of Transfer.    No Transfer of all or any portion of any Shares, or assignment of any rights or delegation of any obligations under this Agreement or any Subscription Agreement (collectively, “Rights”), shall be permitted unless all of the following conditions are met:

(a)  Such Transfer is registered under the Securities Act and the applicable securities law of any state or other jurisdiction, or an exemption from registration thereunder is available;

(b)  The proposed transferee of such Shares qualifies as an “accredited investor” as defined in the Securities Act;

(c)  Immediately after such Transfer, both the transferor and the transferee shall own at least fifty (50) Shares, unless (i) such Transfer is made by a Member that is a Benefit Plan Investor, (ii) such Transfer is by gift, inheritance or divorce, (iii) the transferee is an Affiliate of the transferor, or (iv) the Transfer involves all the Shares owned by the transferor;

(d)  The transferor or the transferee shall pay or reimburse the Fund for all costs incurred by the Fund to effect such Transfer;

(e)  The Transfer shall be effected pursuant to documentation satisfactory to the Manager including, without limitation, confirmation by the transferee that the transferee has been informed of all pertinent facts relating to the liquidity and marketability of the Shares;

(f)  Such Transfer would not, in the opinion of counsel to the Fund, result in a termination of the Fund as a partnership pursuant to Code section 708, or the Fund receives a ruling from the Internal Revenue Service that such Transfer would not cause a termination; and

(g)  The Fund shall receive an opinion of counsel in form and substance satisfactory to the Manager that such Transfer would not cause the Fund to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the regulations promulgated thereunder.

11.2.    Prohibited Transfers.

(a)  In the case of a Transfer or Pledge (or attempt to do any of the same) of Shares or Rights not in compliance with Section 11.1 hereof, the parties engaging or attempting to engage in such Transfer or Pledge shall indemnify and hold harmless the Fund and the other Members from all cost, liability and damage that any of the Fund or such Members may incur (including incremental tax liabilities, attorneys’ fees and expenses) as a result of such Transfer or Pledge (or attempt), and any efforts to enforce the indemnity granted hereby.

(b)  Any purported Transfer or Pledge of Shares or Rights not in compliance with Section 11.1 hereof shall be null and void and of no force or effect whatsoever; provided that, if notwithstanding the terms of this Agreement, the Fund is required by a court of competent jurisdiction to recognize any such Transfer or Pledge (or if the Manager, in its sole discretion, elects to recognize any such Transfer or Pledge), the Shares or Rights so transferred or pledged shall be governed by Section 11.3 hereof, and any allocations and distributions with respect thereto may be applied (without limiting any other legal or equitable rights of the Fund) to satisfy any debts, obligations or liabilities for damages that the transferor or transferee of such Shares or Rights may have to the Fund.

11.3.    Rights of Unadmitted Assignees.    A Person who acquires Shares but who is not admitted as a Substituted Member pursuant to Section 11.4 (a “Non-Member Transferee”) shall not be a Member but shall be entitled only to allocations pursuant to Article 5 and distributions pursuant to Article 6 and Article 12 with respect to such Shares, in each case subject to Section 11.6, as if a Member and on the same basis as the Members. Any such Non-Member Transferee shall have no right to any information or, to the fullest extent permitted by applicable law, accounting of the affairs of the Fund, shall not be entitled to inspect the books or records of the Fund, and shall not have any other rights of a member under the Act or a Member under this Agreement.

11.4.    Admission of Substituted Members.    Subject to the other provisions of this Article 11, a transferee of Shares or Rights shall be admitted to the Fund as a Substituted Member upon satisfaction of the following conditions of this Section 11.4:

(a)  The Shares or Rights with respect to which the transferee is being admitted shall be acquired by means of a Transfer that meets the requirements of Section 11.1;

(b)  The transferee of Shares or Rights shall, by written instrument in form and substance reasonably satisfactory to the Manager (and, in the case of clause (ii) below, the transferor Member), (i) accept and adopt the terms and provisions of this Agreement, including this Section 11, and (ii) assume the obligations of the transferor Member under this Agreement with respect to the transferred Shares and associated Rights. The transferor Member shall be released from all such assumed obligations except (iii) those obligations or liabilities of the transferor Member arising out of a breach of this Agreement, (iv) those obligations or liabilities of the transferor Member based on events occurring, arising or maturing prior to the Transfer, and (v) in the case of a Transfer to any of its Affiliates, any Capital Contribution or other financing obligation of the transferor Member under this Agreement;

(c)    The transferee pays or reimburses the Fund for all costs incurred by the Fund in connection with the transferee becoming a Substituted Member; and

(d)  The transferee shall deliver to the Fund evidence of the authority of such Person to become a Member and to be bound by all of the terms and conditions of this Agreement, and the transferee and transferor shall each execute and deliver such other instruments as the Manager reasonably deems necessary or appropriate to effect, and as a condition to, such Transfer, including amendments to the Articles, or any other instrument filed with the State of Georgia or any other state or governmental authority.

11.5.    Representations Regarding Transfers; Legend.

(a)  Each Member hereby covenants and agrees with the Fund for the benefit of the Fund and all other Members, that (i) it is not currently making a market in Shares and will not in the future make a market in Shares, (ii) it will not Transfer its Shares on an established securities market, a secondary market (or the substantial equivalent thereof) within the meaning of Code Section 7704(b) (and any Regulations, proposed Regulations, revenue rulings, or other official pronouncements of the Internal Revenue Service or Treasury Department that may be promulgated or published thereunder), and (iii) in the event such Regulations, revenue rulings or other pronouncements treat any or all arrangements that facilitate the selling of Fund interests and that are commonly referred to as “matching services” as being a secondary market or substantial equivalent thereof, it will not Transfer any Shares through a matching service that is not approved in advance by the Fund. Each Member further agrees that it will not Transfer any Shares or Rights to any Person unless such Person agrees to be bound by this Section 11.5(a) and that it will Transfer Shares or Rights only to Persons who agree to be similarly bound.

(b)  Each Member hereby represents and warrants to the Fund and all other Members that such Member’s acquisition of Shares hereunder is made as principal for such Member’s own account and not for resale or distribution of such Shares. Each Member further hereby agrees that the following (or a substantially similar) legend, appropriately completed as to date, may be placed upon any counterpart of this Agreement, the Articles, or any other document or instrument evidencing ownership of Shares:

THE SHARES REPRESENTED BY THIS DOCUMENT HAVE NOT BEEN REGISTERED UNDER ANY FEDERAL OR STATE SECURITIES LAWS AND THE TRANSFERABILITY OF SUCH SHARES IS RESTRICTED BY SUCH LAWS. SUCH SHARES MAY NOT BE SOLD, ASSIGNED, OR TRANSFERRED, NOR WILL ANY ASSIGNEE, VENDEE, TRANSFEREE, OR ENDORSEE THEREOF BE RECOGNIZED AS HAVING ACQUIRED ANY SUCH SHARES BY THE ISSUER FOR ANY PURPOSES, UNLESS (1) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO SUCH SHARES SHALL THEN BE IN EFFECT AND SUCH TRANSFER HAS BEEN QUALIFIED UNDER ALL APPLICABLE STATE SECURITIES LAWS, OR (2) THE AVAILABILITY OF AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION SHALL BE ESTABLISHED TO THE SATISFACTION OF COUNSEL TO THE FUND.

THE SHARES REPRESENTED BY THIS DOCUMENT ARE SUBJECT TO FURTHER RESTRICTION AS TO THEIR RIGHTS AND POWERS, SALE, TRANSFER, HYPOTHECATION, OR ASSIGNMENT AS SET FORTH IN THAT CERTAIN LIMITED LIABILITY COMPANY AGREEMENT, AS HERETOFORE AMENDED, RESTATED OR SUPPLEMENTED, AMONG THE MEMBERS OF WELLS MID-HORIZON VALUE-ADDED FUND I, LLC.

11.6.    Distributions and Allocations in Respect to Transferred Shares.    If any Shares are transferred during any Allocation Period in compliance with the provisions of this Section 11, Profits, Losses, each item thereof, and all other items attributable to such transferred Shares for such Allocation Period shall be divided and allocated between the transferor and the transferee by taking into account their varying relative holdings of Shares during the Fiscal Year in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Manager. All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Solely for purposes of making such allocations and distributions, the Fund shall recognize such Transfer not later than the first day of the calendar quarter following the calendar quarter during which notice that such Transfer has occurred is received by the Manager.

ARTICLE 12.

DISSOLUTION AND WINDING UP

12.1.    Dissolution Events.

(a)  The Fund shall dissolve and shall commence winding up and liquidating upon the first to occur of any of the following (each a “Dissolution Event”):

(i)  the expiration of the term of the Fund as provided in Section 2.4;

(ii)  the affirmative vote of two-thirds (2/3) of the Board of Directors of the Manager;

(iii)  the affirmative vote or written consent of Members holding greater than fifty percent (50%) of the Shares to dissolve and wind up the Fund;

(iv)  the removal of the last remaining Manager without the appointment of a substitute unless, within one hundred twenty (120) days from such removal, the Members owning more than fifty percent (50%) of the Shares elect to continue the Fund;

(v)  the final disposition by the Fund of all of the Fund Assets;

(vi)  the entry of a decree of judicial dissolution under Section 14-11-603 of the Act; or

(vii)  at the election of the Manager, if either (a) the Fund Assets are determined to constitute Plan Assets or (b) any transactions contemplated in this Agreement constitute “prohibited transactions” as defined in ERISA;

(b)  The Members hereby agree that, notwithstanding any provision of the Act, the Fund shall not dissolve prior to the occurrence of a Dissolution Event. The death, incapacity, retirement, resignation, expulsion, adjudication of bankruptcy or dissolution of any Member or the occurrence of any other event that terminates the continued membership of a Member in the Fund shall not, in and of itself, cause the dissolution of the Fund; in such event, the business of the Fund shall be continued by the remaining Members.

12.2.    Winding Up.

(a)  Upon the occurrence of a Dissolution Event, the Fund shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and the Members, and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Fund’s business and affairs, provided that all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding upon the Members until such time as all assets of the Fund have been distributed pursuant to this Section 12.2 and the Certificate of Termination has been filed pursuant to the Act. The Manager shall appoint a Liquidator to oversee the winding up of the Fund; provided, however, that if the Fund has dissolved pursuant to Section 12.1(a) (iv), Members owning at least ninety percent (90%) of the Shares shall be entitled to designate the Liquidator, and further provided, that if such Members fail to designate a Liquidator within ten (10) days after the occurrence of such Dissolution Event, then any Member may petition a court of competent jurisdiction in Georgia to appoint a Liquidator.

(b)  The Liquidator shall take full account of the Fund’s liabilities and assets and shall cause the assets or the proceeds from the sale thereof (as determined pursuant to Section 12.7), to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by law, in the following order:

(i)  first, to creditors (including the Members and the Manager who are creditors, to the extent permitted by law) in satisfaction of all of the Fund’s Debts and other liabilities (whether by payment or the making of reasonable provision for payment thereof); and

(ii)  second, the balance, if any, 100% to the Investor Members, as a “guaranteed payment,” in proportion to their respective Offering Period Cumulative Return Balances until each Investor Member’s Offering Period Cumulative Return Balance has been reduced to zero ($0);

(iii)  third, the balance, if any, 100% to the Investor Members, as a “guaranteed payment,” in proportion to their respective Percentage Interests until each Investor Member’s Post-Offering Period Cumulative Return Balance has been reduced to zero ($0);

(iv)  fourth, the balance, if any, 100% to the Sponsoring Member, as a “guaranteed payment” until the Sponsoring Member’s Cumulative Return Balance has been reduced to zero ($0);

(v)  fifth, the balance, if any, to the Investor Members in proportion to their respective Percentage Interests, until each Investor Member’s Par Value Balance has been reduced to zero ($0); but in no event shall such amount to any Investor Member exceed the positive balance of the Investor Member’s Capital Account, after giving effect to all contributions, distributions and allocations for all periods;

(vi)  sixth, the balance, if any, to the Sponsoring Member until the Sponsoring Member’s unreturned Capital Contribution has been reduced to zero ($0); but in no event shall such amount to the Sponsoring Member exceed the positive balance in the Sponsoring Member’s Capital Account, after giving effect to all contributions, distributions and allocations for all periods;

(vii)  seventh, to the Sponsoring Member, as a “guaranteed payment,” with respect to services provided by the Sponsoring Member equal to the excess of (A) 20% of the balance, if any, minus (B) any payments of Disposition Fees previously made to the Sponsoring Member and not previously taken into account; and

(viii)  Thereafter, the balance, if any, to the Investor Members in proportion to the positive balances in their Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods.

(c)  In the discretion of the Liquidator, a pro-rata portion of the distributions that would otherwise be made to the Members pursuant to this Article 12 may be:

(i)  distributed to a trust established for the benefit of the Members for the purposes of liquidating Fund assets, collecting amounts owed to the Fund, and paying any liabilities or obligations of the Fund, in which case the assets of any such trust shall be distributed to the Members from time-to-time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Fund would otherwise have been distributed to the Members pursuant to subsections (a) and (b) of this Section 12.2; or

(ii)  withheld to provide a reasonable reserve for Fund liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Fund, provided that such withheld amounts shall be distributed to the Members as soon as practicable.

(d)  The Fund is authorized to pay a reasonable fee to the Liquidator for its services performed pursuant to this Article 12 and to reimburse the Liquidator for its reasonable costs and expenses incurred in performing those services, provided that if the Manager is designated as the Liquidator, it shall be entitled to receive fees and expenses determined solely in accordance with this Agreement.

12.3.    Compliance With Certain Requirements of Regulations; Deficit Capital Accounts.    If the Fund is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions that would otherwise be made to the Members pursuant to this Article 12 shall be made to the Members who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b) (2) (ii) (b) (2). If any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all Allocation Periods, including the Allocation Period during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Fund with respect to such deficit, and such deficit shall not be considered a debt owed to the Fund or to any other Person for any purpose whatsoever.

12.4.    Rights of Members.    Except as otherwise provided in this Agreement, upon liquidation of the Fund, each Member (and any other Person having acquired an interest in any Shares) shall look solely to the assets of the Fund for the return of its Capital Contributions and shall have no right or power to demand or receive Fund Assets other than cash from the Fund. (The foregoing sentence shall not restrict the Liquidator’s right, in its discretion, to distribute assets in-kind upon liquidation of the Fund pursuant to Section 12.7.) If the assets of the Fund remaining after payment, provision or discharge of the Debts or liabilities of the Fund are insufficient to return such Capital Contributions, no Member (or any other Person having acquired an interest in any Shares) shall have any recourse against the Fund, any other Member or the Manager.

12.5.    Notice of Dissolution/Termination.

(a)  If a Dissolution Event occurs or an event occurs that would, but for the provisions of Section 12.1, result in a dissolution of the Fund, the Manager shall, within thirty (30) days thereafter, provide written notice thereof to all Members and to all other parties with whom the Fund regularly conducts business (as determined at the discretion of the Manager) and shall publish notice thereof in a newspaper of general circulation in each place in which the Fund regularly conducts business (as determined at the discretion of the Manager).

(b)  Upon completion of the distribution of the Fund’s assets as provided in this Article 12, the Fund shall be terminated, and the Liquidator shall cause the filing of the Certificate of Termination pursuant to Section 14-11-610 of the Act and shall take all such other actions as may be necessary to terminate the Fund.

12.6.    Allocations During Period of Liquidation.    During the period commencing on the first day of the Fiscal Year during which a Dissolution Event occurs and ending on the date on which all of the assets of the Fund have been distributed to the Members pursuant to Section 12.2 (the “Liquidation Period”), the Members shall continue to share Profits, Losses, gain, loss and other items of Fund income, gain, loss or deduction in the manner provided in Article 5.

12.7.    Form of Liquidating Distributions.    For purposes of making distributions required by Section 12.2 and subject to the priorities set forth therein and subject to Section 6.7 (which shall apply to the Liquidator to the same extent it would have applied to the Manager), the Liquidator may determine whether to distribute all or any portion of the Fund Assets in-kind or to sell all or any portion of the Fund Assets and distribute the proceeds therefrom.

ARTICLE 13.

MISCELLANEOUS

13.1.    Notices.    Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been delivered, given and received for all purposes (a) when delivered to the Person or to an officer of the Person to whom the same is directed or (b) (i) three (3) Business Days after the same is sent, if sent either by registered or certified mail or overnight courier, postage and charges prepaid, (ii) one (1) Business Day after the same is sent, if sent by fax and if such fax is followed by a hard copy of the fax communication sent promptly thereafter by registered or certified mail or overnight courier, postage and charges prepaid, or (iii) if the Member sets forth an email address in such Member’s Subscription Agreement and consents to the receipt of electronic transmissions by so indicating in such Subscription Agreement, one (1) Business Day after the same is sent by electronic transmission, in any case addressed as follows, or to such other address as such Person may from time-to-time specify by notice to the other Members and the Manager on behalf of the Fund:

(A)  If to the Fund, to the principal place of business address determined pursuant to Section 2.3, to the attention of the President, with a copy to Wells Management Company, 6200 The Corners Parkway, Norcross, Georgia, 30092-3365, to the attention of the General Counsel;

(B)  If to the Manager, to the address or telecopier number set forth in Exhibit A hereto, with a copy to Wells Management Company, 6200 The Corners Parkway, Norcross, Georgia 30092-3365, to the attention of the General Counsel; and

(C)  If to a Member, to the address, telecopier number or e-mail address (if an e-mail address is set forth in such Member’s Subscription Agreement and such Member has consented to the receipt of electronic transmissions) set forth in such Member’s Subscription Agreement or to any other address designated by such Member in writing to the Manager.

13.2.    Integration.    This Agreement sets forth the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, oral or written, relating thereto, provided that nothing herein shall be deemed to supersede any Subscription Agreement between the Fund and any Member, and such Subscription Agreements shall survive the execution and delivery hereof and remain in full force and effect in accordance with their respective terms. No representation, promise, inducement or statement of intention has been made by any of the parties hereto that is not embodied in this Agreement, and none of the parties hereto shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

13.3.    Binding Effect.    Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, transferees and permitted assigns.

13.4.    Construction.    Every covenant, term and provision of this Agreement shall be construed according to its fair meaning and not strictly for or against any Member.

13.5.    Creditors; No Third-Party Beneficiaries.    None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Fund. This Agreement is entered into for the exclusive benefit of the parties hereto, and there shall be no other beneficiaries hereof, except as expressly provided herein.

13.6.    Waiver.    No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

13.7.    Time.    Time is of the essence of this Agreement. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included, but the time shall begin to run on the next succeeding day. The last day of the period so computed shall be included, unless it is not a Business Day, in which event the period shall run until the end of the next day which is a Business Day.

13.8.    Headings.    The table of contents and article, section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

13.9.    Severability.    Except as otherwise provided in the next sentence, every provision of this Agreement is intended to be severable, and, if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement. The preceding sentence shall not apply if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any Member to lose the material benefit of its economic bargain.

13.10.    Acceptance of Prior Acts by New Member.    Each Person hereafter admitted as a Member, by becoming a Member, ratifies, affirms, confirms and agrees to be bound by all actions duly taken by the Fund, pursuant to the terms of this Agreement, prior to the date such Person became a Member.

13.11.    Governing Law; Choice of Forum.    This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with, the laws of the State of Georgia, without regard to the choice of law principles thereof. Each Person who hereafter becomes a Member of the Fund or a transferee of any Shares or Rights agrees that any action or proceeding arising out of or related to this Agreement, the breach, validity or enforceability of any provision hereof, or the rights or obligations of any Person hereunder, may be brought in the courts of the State of Georgia, or, if it has or can acquire subject-matter jurisdiction thereof, in the United States District Court for the Northern District of Georgia, and each such Member or transferee irrevocably consents, to the fullest extent allowed by law, to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding, and waives any objection to venue laid therein. Process in any action or proceeding referred to in this Section may be served on any Member or transferee anywhere in the world.

13.12.    Waiver of Jury Trial.    EACH MEMBER OR TRANSFEREE OF SHARES OR RIGHTS IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY AND ALL RIGHTS TO IMMUNITY BY SOVEREIGNTY OR OTHERWISE IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY SHARES OR RIGHTS.

13.13.    Counterpart Execution.    This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

13.14.    Specific Performance.    Each party agrees that the other parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that, in addition to any other remedy to which the Fund or any non-breaching party may be entitled, at law or in equity, the Fund or such non-breaching party shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction.

[Signatures Begin on Following Page]

IN WITNESS WHEREOF, the parties have executed and entered into this Agreement of the Fund as of the day first above set forth.

“Sponsoring Member”

WELLS MANAGEMENT COMPANY, INC.

By:	/s/ LEO F. WELLS, III
Leo F. Wells, III
President

Address:	6200 The Corners Parkway
Norcross, GA 30092
Facsimile: 770-243-8198

“Manager”

WELLS INVESTMENT MANAGEMENT COMPANY, LLC, a Georgia Limited Liability Company

By:	/s/ KEVIN A. HOOVER
Kevin A. Hoover
President

Address:	6200 The Corners Parkway
Norcross, GA 30092
Facsimile: 770-243-8198

[Signatures of Additional Members Follow on Separate Signature Pages]

Exhibit A

MEMBERS

Name/Address	Capital Contribution	Shares

Wells Management Company 6200 The Corners Parkway Norcross, Georgia 30092-3365	$1,000,000	Not Applicable

WELLS MID-HORIZON VALUE-ADDED FUND I, LLC

Amendment No. 1

to

Operating Agreement

This Amendment No. 1 to the Operating Agreement dated as of September 1, 2005 (the “Agreement”) of Wells Mid-Horizon Value-Added Fund I, LLC (the “Fund”) is entered into and shall be effective as of the 7th day of June, 2006, by and among Wells Management Company, a Georgia corporation (the “Sponsoring Member”), Wells Investment Management Company, LLC, a Georgia limited liability company (the “Manager”), and the Manager for and on behalf of all Persons who may hereafter be admitted as Members of the Fund pursuant to provisions of the Act and the Agreement.

1.        Capitalized terms used in this Amendment No. 1 and not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement, of which this Amendment No. 1 is hereby made an integral part.

2.        There is hereby added to the Agreement, in Section 1.1 thereof, for subsequent reference (and presentation in the event of a reproduction of the Agreement as a unitary amended document) in the alphabetical order in which they would appear as parts of the other definitions included in Section 1.1, the following two defined terms:

“Initial Closing Date Member” means each Investor Member who is admitted as part of the Initial Closing.

“Subscription Receipt/Payment Date” means the date during the Offering Period on which a Person’s Subscription Agreement to purchase Shares, along with the related payment for the Shares, is received and determined to be in good order.

3.        The existing definition of “Offering Period Cumulative Return Balance” in Section 1.1 is hereby amended to added the following parenthetical to clause (i) thereof after the phrase “the Member Closing Date” in the two locations that it appears in clause (i):

“(or, in the case of an Initial Closing Date Member, from the Subscription Receipt/Payment Date for such Investor Member)”

so that, as a result of such added parenthetical language, the definition as amended shall read as follows:

“Offering Period Cumulative Return Balance” with respect to any Investor Member, as of any time and from time to time, shall be a sum that represents a cumulative, compounded return computed at a rate equal to 10% per annum which shall be computed as follows:

(i)    From the Member Closing Date (or, in the case of an Initial Closing Date Member, from the Subscription Receipt/Payment Date for such Investor Member) until the earlier of (a) the date of the Final Closing or (b) a date on which the Fund makes an Offering Period Cumulative Return Distribution, the Offering Period Cumulative Return Balance shall be increased by an amount equal to a return on such Investor Member’s Par Value Balance, calculated from the Member Closing Date (or, in the case of an Initial Closing Date Member, from the Subscription Receipt/Payment Date for such Investor Member) until the date for which the determination is being made at an APY equal to the Periodic Rate.

(ii)    If the Fund makes an Offering Period Cumulative Return Distribution or multiple Offering Period Cumulative Return Distributions prior to the date of the Final Closing, each Investor Member’s Offering Period Cumulative Return Balance shall be reduced by the amount of such Offering Period Cumulative Return Distribution. The Investor Member’s Offering Period Cumulative Return Balance shall subsequently be increased by an amount equal to a return on the sum of the Investor Member’s Par Value Balance plus the Offering Period Cumulative Return Balance as reduced pursuant to the preceding sentence, calculated from the date immediately after the Offering Period Cumulative Return Distribution is made through the earlier of (A) the date of the Final Closing or (B) a date on which the Fund makes a subsequent Offering Period Cumulative Return Distribution at an APY equal to the Periodic Rate.

(iii)    From the date immediately after the Final Closing until a date on which the Fund makes an Offering Period Cumulative Return Distribution, the Offering Period Cumulative Return Balance shall be increased by an amount equal to a return on such Investor Member’s Offering Period Cumulative Return Balance as of the date of the Final Closing, calculated from the date of the Final Closing until the date for which the determination is being made at an APY equal to the Periodic Rate.

(iv)    After the date of the Final Closing, if the Fund makes an Offering Period Cumulative Return Distribution or multiple Offering Period Cumulative Return Distributions, each Investor Member’s Offering Period Cumulative Return Balance shall be reduced by the amount of such Offering Period Cumulative Return Distribution. The Investor Member’s Offering Period Cumulative Return Balance shall subsequently be increased by an amount equal to a return on the Investor Member’s Offering Period Cumulative Return Balance as reduced pursuant to the preceding sentence, calculated from the date immediately after the Offering Period Cumulative Return Distribution is made until a date on which the Fund makes a subsequent Offering Period Cumulative Return Distribution, at an APY equal to the Periodic Rate.

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4.        To the extent applicable, these amendments shall be given effect and shall operate from the original effective date of the Agreement.

5.         All other terms and provisions of the Agreement are unchanged and remain in full force and effect.

6.        The validity and effect of this Amendment No. 1 to the Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Georgia, without regard to the choice of law principles thereof.

IN WITNESS WHEREOF, the parties have executed and entered into this Amendment No. I to the Agreement of the Fund as of the date set forth above in the preamble.

“Sponsoring Member”

WELLS MANAGEMENT COMPANY, INC.

By:
Leo F. Wells, III
President

“Manager”

WELLS INVESTMENT MANAGEMENT COMPANY, LLC*

By:
Kevin A. Hoover
President

*	For itself as Manager and also for and on behalf all Persons who may hereafter be admitted as Members of the Fund.

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